Exhibit 99.2

RESTRUCTURING AND LOCK-UP AGREEMENT

This Restructuring and Lock-Up Agreement dated as of May 22, 2008 (this “Agreement”) is made by and among (i) the undersigned holders or investment advisers or managers of discretionary accounts that hold the Notes (as defined below) set forth on such holder’s or manager’s signature page hereto (each, a “Consenting Noteholder”), (ii) American Color Graphics, Inc. (“ACG”) and ACG Holdings Inc. (“ACG Holdings” and, together with ACG, the “ACG Parties”), and (iii) Vertis, Inc. (“Vertis” and, together with ACG, the “Companies”), Vertis Holdings, Inc. (“Vertis Holdings”), Webcraft, LLC, Webcraft Chemicals, LLC, Enteron Group, LLC, Vertis Mailing, LLC and USA Direct, LLC (collectively with the other entities in (iii), the “Vertis Parties”) (each of the foregoing, a “Party,” and collectively, the “Parties”).

RECITALS

WHEREAS, contemporaneously with the execution of this Agreement, ACG Holdings and the Vertis Parties are executing an Agreement and Plan of Merger (the “Agreement and Plan of Merger”) with respect to the proposed merger of ACG Holdings with Victory Merger Sub, LLC, a subsidiary of Vertis (the “Proposed Merger”);

WHEREAS, the Vertis Parties, the ACG Parties, certain of the Consenting Noteholders that are holders of the ACG Second Lien Notes (the “ACG Initial Consenting Noteholders”), certain of the Consenting Noteholders that are holders of one or more of the Vertis Second Lien Notes, the Vertis Senior Notes, and the Vertis Subordinated Notes (the “Vertis Initial Consenting Noteholders,” and together with the ACG Initial Consenting Noteholders, the “Initial Consenting Noteholders”) are negotiating restructuring and recapitalization transactions with respect to the debt of the Companies (including ACG’s $280MM 10% Senior Second Secured Notes due 2010 (the “ACG Second Lien Notes”), Vertis’ $350MM 9.75% Senior Secured Second Lien Notes due 2009 (the “Vertis Second Lien Notes”), Vertis’ $350MM 10.875% Senior Notes due 2009 (the “Vertis Senior Notes”), and Vertis’ $293.5MM 13.5% Senior Subordinated Notes due 2009 (the “Vertis Subordinated Notes” and together with the ACG Second Lien Notes, the Vertis Second Lien Notes and the Vertis Senior Notes, the “Notes”)) in connection with the Proposed Merger and pursuant to the terms and conditions set forth in the Term Sheet attached hereto as Exhibit A (the “Term Sheet”) and in this Agreement (the restructuring and recapitalization transactions, collectively, the “Transactions”);

WHEREAS, it is anticipated that the Transactions will be implemented through a solicitation of votes for a prepackaged plan of reorganization of the Vertis Parties and the ACG Parties, respectively, pursuant to Regulation D under the Securities Act of 1933, as amended, and Sections 1125, 1126 and 1145 of the Bankruptcy Code (the “Vertis Solicitation” and the “ACG Solicitation,” respectively);

WHEREAS, the ACG Parties intend to commence voluntary reorganization cases (the “ACG Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), in the United States Bankruptcy Court for

the District of Delaware (the “Bankruptcy Court’) to effect the Transactions through a prepackaged chapter 11 plan of reorganization that is materially consistent with the terms and conditions set forth in the Term Sheet (the “ACG Plan”); and

WHEREAS, the Vertis Parties intend to commence voluntary reorganization cases (the “Vertis Chapter 11 Cases,” together with the ACG Chapter 11 Cases, the “Chapter 11 Cases”) under chapter 11 of the Bankruptcy Code in the Bankruptcy Court to effect the Transactions through a prepackaged chapter 11 plan of reorganization that is materially consistent with the terms and conditions set forth in the Term Sheet (the “Vertis Plan”).

NOW, THEREFORE, in consideration of the foregoing, the Parties agree as follows:

AGREEMENT

Section 1.                              Agreement and Plan of Merger.  This Agreement is executed in contemplation of the simultaneous completion of the financial restructuring of the Vertis Parties and the ACG Parties pursuant to the Vertis Plan and the ACG Plan, respectively.  The Vertis Parties and the ACG Parties hereby agree that the Agreement and Plan of Merger shall be materially amended, materially modified, restated or terminated only with the consent of the Consenting Noteholders constituting the Requisite Noteholder Consent (as defined below), which consent shall not be unreasonably withheld or delayed, and consistent with the termination provisions herein; provided, however, that (A) the ACG Parties may terminate the Agreement and Plan of Merger if (i) the conditions in Section 8.1 or 8.3 of the Agreement and Plan of Merger have not been satisfied on the proposed Effective Date (as defined in the Term Sheet) or if termination is permitted by Section 9.1(f) or Section 9.1(g) of the Agreement and Plan of Merger on the proposed Effective Date, (ii) the board of directors of the ACG Parties determines that such termination is required in accordance with the exercise of its fiduciary duties, and (iii) the ACG Parties have consulted in good faith with the Vertis Parties and the Consenting Noteholders prior to such termination and (B) the Vertis Parties may terminate the Agreement and Plan of Merger if (x) the conditions in Section 8.1 or 8.2 of the Agreement and Plan of Merger have not been satisfied on the proposed Effective Date or if termination is permitted by Section 9.1(e) or Section 9.1(g) of the Agreement and Plan of Merger on the proposed Effective Date, (y) the board of directors of the Vertis Companies determines that such termination is required in accordance with the exercise of its fiduciary duties, and (z) the Vertis Companies have consulted in good faith with the ACG Parties and the Consenting Noteholders prior to such termination.  Neither the ACG Parties nor the Vertis Parties shall waive any material obligation, material right or material condition under the Agreement and Plan of Merger without the consent of the Consenting Noteholders constituting the Requisite Noteholder Consent, which consent shall not be unreasonably withheld or delayed.  Anything in this Section 1 to the contrary notwithstanding, amendments, waivers, modifications and consents of or under Section 6.1 of the Agreement and Plan of Merger shall not require the consent or agreement of any person other than Vertis and ACG Holdings.  Any consent required pursuant to this Section 1 shall not include the consent of the ACG Initial Consenting Noteholders if such

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requested consent is by the Vertis Parties and shall not include the consent of the Vertis Initial Consenting Noteholders if such requested consent is by the ACG Parties.

Section 2.                              Term Sheet.  The Term Sheet is expressly incorporated herein and is made part of this Agreement.  The general terms and conditions of the Transactions are set forth in the Term Sheet; however, the Term Sheet is supplemented by the terms and conditions of this Agreement.  In the event of any inconsistencies between the terms of this Agreement and the Term Sheet, this Agreement shall govern.

Section 3.                              Commitments Regarding a Transaction.

3.01.        Agreement to Vote.

(a)  Subject to the conditions contained in Section 3.02 hereof and as long as this Agreement has not been terminated in accordance with the terms hereof, each Consenting Noteholder agrees that it shall, subject to the receipt by such Consenting Noteholder of a disclosure statement and other solicitation materials in respect of the ACG Plan or the Vertis Plan, as applicable, that is subsequently approved by the Bankruptcy Court as complying with section 1126(b) of the Bankruptcy Code:

(i) vote its claims against the ACG Parties or the Vertis Parties, as applicable, to accept the ACG Plan or the Vertis Plan, as applicable, by delivering its duly executed and completed ballot accepting such Plan on a timely basis following the commencement of the ACG Solicitation and the Vertis Solicitation, as applicable; provided, however, that such vote shall be immediately revoked and deemed void ab initio upon termination of this Agreement pursuant to the terms hereof (other than Section 8.06 hereof);

(ii) not change or withdraw (or cause to be changed or withdrawn) such vote; and

(iii) not, in any material respect, (x) object to, delay, impede or take any other action to interfere with acceptance or implementation of either the ACG Plan or the Vertis Plan, or (y) propose, file, support, or vote for any restructuring, workout or plan of reorganization for the ACG Parties or the Vertis Parties other than the ACG Plan and the Vertis Plan (provided, that, notwithstanding anything else to the contrary herein, discussions or negotiations permitted by Section 8.08 of this Agreement may take place).

(b)  For the avoidance of doubt, each Consenting Noteholder also agrees that, unless the Agreement is validly terminated, it will not take any action that would in any material respect interfere with, delay or postpone the consummation of the ACG Plan or the Vertis Plan or the Proposed Merger; provided, however, that, except as set forth in this Agreement, the foregoing prohibition will not limit any Consenting Noteholder’s rights under any indenture governing the Notes (including the exercise of any available remedies), its right, subject to Section 3.03 hereof, to sell or enter into any transactions in connection with any of the Notes, and its rights under any applicable bankruptcy,

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insolvency, foreclosure or similar proceeding, including, without limitation, appearing as a party in interest in any matter to be adjudicated in any case under the Bankruptcy Code concerning the Vertis Parties or the ACG Parties so long as such appearance and the positions advocated in connection therewith are not materially inconsistent with the Vertis Plan or the ACG Plan and are not for the purpose of hindering, delaying or preventing the consummation of the Transactions; provided further, however, that notwithstanding the foregoing proviso, each Consenting Noteholder agrees, subject to the terms of the existing forbearance agreement with certain holders of Vertis Second Lien Notes, that, so long as this Agreement has not been validly terminated, it will forbear from exercising any rights and remedies resulting from Vertis’ failure to make an interest payment under any of the Notes or from the acceleration of any such Notes.

(c)  Nothing contained herein shall limit (i) the ability of any of the Consenting Noteholders to consult with each other or the ACG Parties or the Vertis Parties or (ii) the ability of any Consenting Noteholder to appear and be heard concerning any matter relating to the Transactions, the ACG Chapter 11 Cases or the Vertis Chapter 11 Cases, so long as such appearance is not materially inconsistent with such Consenting Noteholder’s obligations hereunder and the terms of this Agreement.

(d)  The parties agree that any breach by a Consenting Noteholder of the foregoing prohibition would give rise to irreparable damage for which monetary damages would not be an adequate remedy.  Each Consenting Noteholder accordingly agrees that the Vertis Parties and the ACG Parties, as the case may be, will be entitled to enforce the terms of the foregoing prohibition by decree of specific performance without the necessity of proving the inadequacy of monetary damages as a remedy and to obtain injunctive relief against any breach or threatened breach, and the Vertis Parties and the ACG Parties, as the case may be, agree that such relief will be their only remedy against the applicable Consenting Noteholder with respect to a breach of the foregoing prohibition.

3.02         Certain Conditions.  The obligations of each Consenting Noteholder set forth in Section 3.01 hereof are subject to the following conditions:

(a) Each Informal Committee and the Vertis Second-Lien Noteholder Group (as each is defined in the Term Sheet) shall have (i) provided the consents set forth in the Term Sheet with respect to documents described therein that have been executed, filed with the Bankruptcy Court, become effective, or otherwise been finalized and (ii) approved the form and substance of any other applicable agreements or documents implementing the Transactions (i.e., those documents not described in the Term Sheet) that have been executed, filed with the Bankruptcy Court, become effective, or otherwise been finalized, including, without limitation, documents relating to the terms and conditions of the registration rights agreement and documents relating to corporate governance (including bylaws and articles of incorporation), (each of (i) and (ii), a “Transaction Document”) as being consistent in all material respects with this Agreement and the Term Sheet and otherwise acceptable, which approval shall not be unreasonably

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withheld or delayed, with such approval to be reported by counsel to such Informal Committee and the Vertis Second-Lien Noteholder Group;

(b) all material Transaction Documents have been or will be entered into by all applicable parties and have or will become valid, binding and enforceable with respect to each party thereto; and

(c) the Agreement has not been terminated in accordance with the terms hereof.

3.03.        Transfer of Interests and Securities.  Except as expressly provided herein, this Agreement shall not in any way restrict the right or ability of any Consenting Noteholder to sell, use, assign, transfer or otherwise dispose of (“Transfer”) any of the Notes, provided, however, that for a period commencing as of the date such Consenting Noteholder executes this Agreement until the termination of this Agreement pursuant to the terms hereof (such period, the “Restricted Period”), no Consenting Noteholder shall Transfer any Notes, and any purported Transfer of Notes shall be void and without effect, unless the transferee is a Consenting Noteholder, or if the transferee is not a Consenting Noteholder, such transferee delivers to the Companies, at or prior to the time of the proposed Transfer, a written agreement containing, among other things, a provision substantially similar to the provision set forth in Exhibit B attached hereto pursuant to which such transferee shall assume all obligations of the Consenting Noteholder transferor hereunder in respect of the Notes Transferred (such transferee, if any, to also be a “Consenting Noteholder” hereunder).  This Agreement shall in no way be construed to preclude the Consenting Noteholders from acquiring additional Notes; provided, however, that (i) any Consenting Noteholder that acquires additional Notes after executing this Agreement shall notify the Vertis Parties and the ACG Parties of such acquisition within five business days after the closing of such trade and (ii) any such Notes shall automatically and immediately upon acquisition by a Consenting Noteholder be deemed subject to all of the terms of this Agreement whether or not notice is given to the Vertis Parties or the ACG Parties of such acquisition; provided further, however, that the immediately precedent proviso shall not apply to Notes that are acquired after the date hereof in order for the transferee to meet any contractual short sale obligations that the transferee entered into prior to the date of this Agreement.

3.04.        Representation of Consenting Noteholders’ Holdings.  Each of the Consenting Noteholders represents that, as of the date such Consenting Noteholder executes and delivers this Agreement:

(i) it is the beneficial owner and/or the investment adviser or manager of discretionary accounts for the holders or beneficial owners of the aggregate principal amount of the Notes set forth on its signature page (the “Relevant Securities”), with the power to vote and dispose of all or substantially all of the aggregate principal amount of the Relevant Securities on behalf of such holders or beneficial owners and is entitled (for its own account or for the account of other persons claiming through it) to all of the rights and economic benefits of such holdings; provided, however, that notwithstanding anything else to the contrary herein, a Consenting Noteholder may identify on its

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signature page those Notes that shall not be considered Relevant Securities for the purposes herein and that shall not otherwise be subject to the terms and conditions set forth herein in any way;

(ii) it is acquiring the securities to be acquired by it pursuant to the Transaction (the “New Securities”) for investment purposes, solely for its own account and/or the account of a holder for which it serves as the investment adviser or manager and not with a view to, or for resale in connection with, the distribution thereof and such Consenting Noteholder will not resell, transfer, assign or distribute the New Securities acquired by it, except in compliance with this Agreement, until this Agreement is validly terminated, and the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws or pursuant to an available exemption therefrom;

(iii) it, or the holder for whom it acts as investment adviser or manager, is an “Accredited Investor” (as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act);

(iv) the financial situation of such Consenting Noteholder is such that it can afford to bear the economic risk of holding the New Securities;

(v) the knowledge and experience of such Consenting Noteholder in financial and business matters is such that it, together with its advisors, is capable of evaluating the merits and risks of the investment in the securities;

(vi) such Consenting Noteholder acknowledges that no representations, express or implied, are being made with respect to the ACG Parties, the Vertis Parties, the New Securities being acquired hereunder, or otherwise, other than those expressly set forth herein or in the Term Sheet;

(vii) such Consenting Noteholder understands that the New Securities are a speculative investment that involve a high degree of risk of loss of its investment therein, that there may be substantial restrictions on the transferability of the New Securities and, accordingly, it may not be possible to liquidate such Consenting Noteholder’s investment;

(viii) in making its decision to invest in the New Securities hereunder, such Consenting Noteholder has relied upon independent investigations made by such Consenting Noteholder and, to the extent believed by such Consenting Noteholder to be appropriate, such Consenting Noteholder’s representatives, including such Consenting Noteholder’s own professional, tax and other advisors;

(ix)  such Consenting Noteholder and its representatives have been given the opportunity to examine all documents and to ask questions of, and to receive answers from, the ACG Parties, the Vertis Parties, and their respective representatives concerning the terms and conditions of the investment in the New Securities;

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(x)  it has been advised by the ACG Parties and the Vertis Parties that (a) the offer and sale of the New Securities has not been registered under the Securities Act; (b) the offering and sale of the New Securities is intended to be exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act and Regulation D thereunder and, if issued pursuant to the ACG Plan or the Vertis Plan, section 1145 of the Bankruptcy Code; and (c) there is no established market for the New Securities and such a public market for the New Securities may not be established in the foreseeable future; and

(xi) it is familiar with Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act (“Rule 144”), as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

3.05.        Confidentiality.  So long as this Agreement has not been terminated in accordance with the terms hereof, to the extent that a Consenting Noteholder has executed a confidentiality agreement with the Vertis Parties or the ACG Parties (a “Confidentiality Agreement”), each Consenting Noteholder, and any Vertis Party or ACG Party who is a counterparty thereto, hereby agrees to be bound by the terms of such Confidentiality Agreement during the period commencing on the date hereof and ending on the earliest of (x) the date information is required to be released pursuant to Section 11.01 hereof (whether or not such information has been released), solely as to the information required to be released pursuant to Section 11.01 hereof, (y) the date that the Transactions are consummated and (z) the date that this Agreement is terminated.

3.06.        Obligations under the Vertis Side Letter.  Each Consenting Noteholder that holds Notes of Vertis agrees to be bound by the terms of Section 6 of the Vertis Side Letter (as defined below), including the releases contained therein, a copy of which Section 6 of the Vertis Side Letter is attached hereto as Exhibit C.

Section 4.                              INTENTIONALLY OMITTED.

Section 5.                              Undertakings and Representations.

5.01         Requisite Noteholder Consent.

In this Agreement, “Requisite Noteholder Consent” means the consent of (i) Consenting Noteholders holding no less than a majority in principal amount of the Vertis Second Lien Notes held at such time by Consenting Noteholders, (ii) Consenting Noteholders holding no less than a majority in principal amount of the Vertis Senior Notes held at such time by Consenting Noteholders and (iii) Consenting Noteholders holding no less than a majority in principal amount of the ACG Second Lien Notes held at such time by Consenting Noteholders.

5.02         Representation of the Vertis Parties and the ACG Parties.

(a)  Each of the ACG Parties and each of the Vertis Parties represents that, as of the date hereof, such entity (in each case other than in connection with the Agreement

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and Plan of Merger and the Proposed Merger) (i) has not resolved to engage in any merger, consolidation, asset sale, or the purchase or acquisition of all or a substantial part of the assets of another entity and (ii) has not been a party to any agreement or engaged in any discussions or negotiations with any person that is reasonably likely to lead to any merger, consolidation, asset sale, or the purchase or acquisition of all or a substantial part of the assets of another entity, in each case, which would be material to the ACG Parties or the Vertis Parties, respectively, except as set forth in Section 5.03(a)(v) hereof and subject to Section 8.08 hereof.

(b)  Each of the ACG Parties and each of the Vertis Parties further represents as to itself only that, other than as a result of filing the ACG Chapter 11 Cases or the Vertis Chapter 11 Cases, as applicable, and except as set forth in the disclosure letters to the Agreement and Plan of Merger as of the date hereof, its obligations hereunder and under the Agreement and Plan of Merger do not materially conflict with, or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any material contractual obligation of either the ACG Parties or the Vertis Parties.

(c)  Each of the ACG Parties and each of the Vertis Parties represents that, as of the date hereof, the representations and warranties made in the Agreement and Plan of Merger by such Party are true, correct and complete, subject to Section 7.12 of the Agreement and Plan of Merger.

5.03         Conduct of Business Pending the Consummation Date of Plan.

Each of the Vertis Parties and the ACG Parties agree that, prior to the effective date of the Vertis Plan and the ACG Plan and prior to termination of this Agreement, unless (x) otherwise expressly permitted by this Agreement or (y) consented to by the Consenting Noteholders constituting Requisite Noteholder Consent, which consent shall not be unreasonably withheld or delayed:

(a) Each of the Vertis Parties and the ACG Parties shall not, and shall cause each of its respective subsidiaries not to, directly or indirectly do or permit to occur any of the following: (i) issue, sell, pledge, dispose of or encumber any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any of its equity interests including, without limitation, capital stock or partnership interests; provided, however, that each of the Vertis Parties and the ACG Parties may honor options and warrants outstanding on the date hereof and issue the New Securities subject to the terms of the Vertis Plan or the ACG Plan, as the case may be; (ii) amend or propose to amend its respective articles of incorporation, bylaws or comparable organizational documents, except pursuant to the Transactions; (iii) split, combine or reclassify any outstanding shares of its capital stock or other equity interests, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to any of its equity interests; (iv) redeem, purchase or acquire or offer to acquire any of its equity interests, including, without limitation, capital stock or partnership interests; (v) acquire or divest (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) (I) any corporation, partnership, limited

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liability company, joint venture or other business organization or division or (II) assets thereof having an aggregate book value in excess of $500,000 individually, or $2,500,000 in the aggregate, for the Vertis Parties, or, other than in the case of capital expenditures, $250,000 individually, or $1,250,000 in the aggregate, for the ACG Parties, other than in the ordinary course of business or pursuant to an existing agreement for the sale of property in Riverside County, California, or, in the case of capital expenditures by the ACG Parties, as permitted by Section 6.1(b)(vii) of the Agreement and Plan of Merger; (vi) incur any indebtedness for borrowed money or issue any debt securities, except (A) indebtedness incurred in the ordinary course of business of the ACG Parties or the Vertis Parties, as applicable, (B) pursuant to the Vertis Plan and the ACG Plan, (C) any financing necessary to fund the operations of the Vertis Parties or the ACG Parties through the commencement of the Chapter 11 Cases, (D) any debtor-in-possession financing or use of cash collateral reasonably acceptable to Consenting Noteholders constituting the Requisite Noteholder Consent, or (E) intercompany indebtedness incurred in the ordinary course of business; (vii) enter into any executive employment agreements other than the new employment agreements specified in the Term Sheet, which employment agreements shall become effective no earlier than the Effective Date; (viii) enter into any non-executive employment agreements other than employment agreements consistent with past practice including in terms of compensation and duration; (ix) allow or settle claims or any pending litigation for more than $500,000 per claim for the Vertis Parties or more than $500,000 per claim for the ACG Parties; provided that such cap shall not apply to workers’ compensation claims; or (x) enter into or modify any agreement with respect to any of the matters set forth in this Section 5.03(a); and

(b) Each of the Vertis Parties and the ACG Parties shall (i) maintain their good standing under the laws of the state or other jurisdiction in which they are incorporated or organized, and (ii) notify the other Parties of any governmental or third party complaints, litigations, investigations or hearings (or communications indicating that the same may be contemplated or threatened), in either case of clause (i) or clause (ii), which could reasonably be anticipated to have a Material Adverse Effect (as defined below).

5.04         Certain Additional Chapter 11 Related Matters.  Each of the Vertis Parties and each of the ACG Parties, as the case may be, shall, except where it is not reasonably practicable, provide draft copies of all motions or applications and other documents any of the Vertis Parties or ACG Parties intends to file with the Bankruptcy Court to counsel for the Consenting Noteholders at least three business days prior to the date when the Vertis Parties and the ACG Parties intend to file any such document and shall consult in good faith with such counsel regarding the form and substance of any such proposed filing with the Bankruptcy Court.

5.05         Advisors to the Consenting Noteholders.  The Vertis Parties or the ACG Parties, as applicable, shall pay, when due and payable, any invoice (for professional fees, expense reimbursement or otherwise) for reasonable fees and expenses presented for payment by the counsel or financial advisors retained by each of the Initial Consenting

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Noteholders in accordance with any engagement letter, as applicable, executed by any of the Vertis Parties or the ACG Parties and by Dewey & LeBoeuf LLP, subject to any cap set forth in the Term Sheet.

5.06         Other Undertakings.

(a)           Subject to Section 8.08 hereof, each of the Vertis Parties and the ACG Parties agree to (i) act in good faith and use commercially reasonable efforts to support and complete successfully the ACG Solicitation and the Vertis Solicitation in accordance with the terms of this Agreement, (ii) do all things reasonably necessary and appropriate in furtherance of consummating the Transactions in accordance with, and within the time frames contemplated by, this Agreement (including within the deadlines set forth in Section 8.04 hereof), and (iii) act in good faith and use commercially reasonable efforts to consummate the Proposed Merger.

(b)           The Vertis Parties have delivered a side letter from its Shareholders (as defined in the Term Sheet) acceptable to the ACG Parties, each Informal Committee and the Second-Lien Noteholder Group (the “Vertis Side Letter”).  The ACG Parties have delivered a side letter from its Shareholders acceptable to the Vertis Parties, each Informal Committee and the Second-Lien Noteholder Group, (the “ACG Side Letter”).  The Vertis Partis have delivered a side letter from CLI Associates LLC acceptable to the ACG Parties, each Informal Committee and the Vertis Second-Lien Noteholder Group (the “CLI Side Letter”).  The ACG Side Letter shall not be amended, terminated, or restated by the ACG Parties without the consent of the Vertis Parties and Consenting Noteholders constituting the Requisite Noteholder Consent.  The Vertis Side Letter and the CLI Side Letter shall not be amended, terminated, or restated by the Vertis Parties without the consent of the ACG Parties and Consenting Noteholders constituting the Requisite Noteholder Consent.  Upon notice by Consenting Noteholders constituting the Requisite Noteholder Consent, Vertis shall give the Shareholders of Vertis Holdings notice of a termination of the Vertis Side Letter pursuant to Section 9(a)(vii) thereof if Vertis has a right to do so pursuant to such Section 9(a)(vii).

(c)           Subject to Section 3.01 and Section 8.08 hereof, the ACG Parties and each Consenting Noteholder agree that they shall not directly or indirectly, in any material respect, object to, delay, impede or take any other action that interferes with the acceptance or implementation of the Plans and/or the Proposed Merger other than upon the occurrence of a Standalone Event (as defined below).

Section 6.                              Mutual Representations, Warranties, and Covenants.  Each of the Parties represents, warrants, and covenants to the others, as of the date of this Agreement, as follows (each of which is a continuing representation, warranty, and covenant):

6.01.        Enforceability.  It is validly existing and in good standing under the laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditor’s rights generally or by equitable principles relating to enforceability.

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6.02.        No Consent or Approval.  Except as expressly provided in this Agreement or in Section 4.4 or Section 5.4 of the Agreement and Plan of Merger, no consent or approval is required by any other person or entity in order for it to carry out the transactions contemplated by, and perform the respective obligations under, this Agreement (including the consummation of the Proposed Merger).

6.03         Power and Authority.  Except as expressly provided in this Agreement, it has all requisite power and authority to enter into this Agreement and to carry out the Transactions contemplated by, and perform its respective obligations under, this Agreement (including the consummation of the Proposed Merger).

6.04         Authorization.  The execution and delivery of this Agreement and the performance of its obligations hereunder (including the consummation of the Proposed Merger) have been duly authorized by all necessary action on its part.

Section 7.                      No Waiver of Participation and Reservation of Rights.  Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict any right of any Consenting Noteholder or the ability of each of the Consenting Noteholders to protect and preserve its rights, remedies and interests, including without limitation, its claims against the Vertis Parties and the ACG Parties.  If the transactions contemplated by this Agreement are not consummated, or if this Agreement is terminated for any reason (other than pursuant to Section 8.06 hereof), the Parties fully reserve any and all of their rights.

Section 8.                      Termination Events.

8.01         Consenting Noteholder Termination Events.  This Agreement may be terminated by delivery to the ACG Parties and the Vertis Parties of a written notice in accordance with Section 10.12 hereof by the Consenting Noteholders holding no less than the majority in principal amount of the Vertis Second Lien Notes held at such time by Consenting Noteholders, Consenting Noteholders holding no less than the majority in principal amount of the Vertis Senior Notes held at such time by Consenting Noteholders, or Consenting Noteholders holding no less than the majority in principal amount of the ACG Second Lien Notes held at such time by Consenting Noteholders, upon the occurrence and continuance of any of the following events (each, a “Consenting Noteholders’ Termination Event”);

(a) the breach in any material respect by the Vertis Parties or the ACG Parties of any of the undertakings, representations, warranties or covenants of such Parties set forth in this Agreement and the Agreement and Plan of Merger which remains uncured for a period of three business days after the receipt of notice of such breach;

(b) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order enjoining the consummation of a material portion of the Transactions;

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(c) the occurrence of an Event of Default (other than an Event of Default resulting from the filing of the Chapter 11 Cases or from the failure to make any interest payments) as defined  in and under any indenture governing any of the Notes, in each case which is not waived pursuant to the terms of or remains uncured for the applicable period under the relevant indenture, (and except in each case for any such Event of Default, relating to any obligations to file, furnish or deliver any reports, information or documents under the terms of the indentures governing such Notes);

(d) if any change, effect, event, occurrence, development, circumstance or state of facts occurs that has or would be expected to have a Material Adverse Effect or that materially impairs the ability of any of the Vertis Parties or the ACG Parties to perform its obligations under this Agreement or have a material adverse effect on, or prevent or materially delay the consummation of, the Transactions.  As used herein “Material Adverse Effect” shall have the meaning on Schedule I, attached hereto;

(e) subject to Section 8.08 hereof, the ACG Parties or the Vertis Parties lose the exclusive right to file and solicit acceptances of a plan of reorganization;

(f) any term of any Transaction Document that has been executed, been filed with the Bankruptcy Court, become effective or been otherwise finalized, has not been approved in accordance with Section 3.02 hereof or any such Transaction Document that has been approved is modified without Requisite Noteholder Consent;

(g) an examiner with expanded powers or a trustee shall have been appointed in the ACG Chapter 11 Cases or the Vertis Chapter 11 Cases, the ACG Chapter 11 Cases or the Vertis Chapter 11 Cases shall have been converted to cases under chapter 7 of the Bankruptcy Code, or the ACG Chapter 11 Cases or the Vertis Chapter 11 Cases shall have been dismissed by order of the Bankruptcy Court;

(h) the ACG Parties or the Vertis Parties file any motion or pleading with the Bankruptcy Court that is not consistent in any material respect with this Agreement or the Term Sheet and such motion or pleading has not been withdrawn prior to the earlier of (i) two business days of the ACG Parties or the Vertis Parties, as applicable, receiving notice that such motion or pleading is inconsistent with this Agreement or the Term Sheet and (ii) entry of an order of the Bankruptcy Court approving such motion;

(i) the Bankruptcy Court grants relief that is inconsistent with this Agreement or the Term Sheet in any material respect, including with respect to the adequate protection to the holders of the Vertis Second Lien Notes provided for in the Term Sheet;

(j) the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any assets having an aggregate value in excess of $1,000,000;

(k) other than pursuant to the Vertis Plan or the ACG Plan, the Vertis Parties or the ACG Parties have moved for, or the Bankruptcy Court shall have entered, an order

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authorizing or directing the assumption of an executory contract or unexpired lease without Requisite Noteholder Consent, which consent shall not be unreasonably withheld or delayed, if (i) the cure amount plus the future contractual obligations of any of the Vertis Parties or the ACG Parties, as the case may be, under such executory contract or unexpired lease, as of the date of such assumption, exceeds $1,000,000 per contract or lease or $6,750,000 in the aggregate for all such contracts or leases or (ii) any counterparty to such executory contract or unexpired lease is an insider (as such term is defined in section 101 of the Bankruptcy Code) of the Vertis Parties or the ACG Parties; or

(l) subject to the execution of an appropriate and otherwise reasonable confidentiality agreement, the failure by the Vertis Parties or the ACG Parties to provide to the Initial Consenting Noteholders and their advisors, including Akin Gump Strauss Hauer & Feld LLP, Jefferies & Company, Inc., Skadden, Arps, Slate, Meagher & Flom LLP, Stroock & Stroock & Lavan LLP, Houlihan Lokey Howard & Zukin Capital, Inc., Milbank, Tweed, Hadley & McCloy LLP, Perella Weinberg Partners L.P. and Wachtell, Lipton, Rosen & Katz (i) reasonable access to the books and records of the Vertis Parties and the ACG Parties, as applicable and (ii) reasonable access to the respective management and advisors of the Vertis Parties and the ACG Parties for the purposes of evaluating the Vertis Parties’ and ACG Parties’ respective business plans and participating in the plan process with respect to the Transactions.

8.02         Company Termination Events.  Either the Vertis Parties or the ACG Parties may terminate this Agreement as to all Parties upon three business days’ prior written notice, delivered in accordance with Section 10.12 hereof, upon the occurrence of any of the following events (each, a “Company Termination Event”):  (a) the breach by any of the Consenting Noteholders of any of the representations, warranties or covenants of such Consenting Noteholders set forth in this Agreement that would have a material adverse impact on the Vertis Parties or the ACG Parties, or with respect to the consummation of the Transactions, that remains uncured for a period of three business days after the receipt by the Consenting Noteholders of notice of such breach; (b) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order enjoining the consummation of a material portion of the Transactions; or (c) the Agreement and Plan of Merger is terminated in accordance with its terms and Section 1 hereof.

8.03         Mutual Termination.  This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual agreement among (a) both of the Companies and (b) any of the following: (i) Consenting Noteholders representing not less than two-thirds in principal amount of the ACG Second Lien Notes held by the Consenting Noteholders, (ii) Consenting Noteholders representing not less than two-thirds in principal amount of the Vertis Second Lien Notes held by the Consenting Noteholders or (iii) Consenting Noteholders representing not less than two-thirds in principal amount of the Vertis Senior Notes held by the Consenting Noteholders.

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8.04         Automatic Termination. This Agreement, and the obligations of all Parties hereunder shall terminate automatically without any further required action or notice:

(a) at 5:00 P.M. prevailing Eastern Time on the date that is twenty days after the execution of this Agreement unless the ACG Parties and the Vertis Parties have commenced the ACG Solicitation and the Vertis Solicitation, respectively (the “Solicitation Commencement Date”);

(b) at 5:00 P.M. prevailing Eastern Time on the date that is twenty-one business days after the Solicitation Commencement Date (the “Solicitation Termination Date”) unless the ACG Parties and the Vertis Parties have successfully concluded the ACG Solicitation and the Vertis Solicitation, respectively (i.e., have obtained votes accepting the ACG Plan from holders of the ACG Second Lien Notes sufficient to satisfy the conditions for acceptance set forth in Sections 1126(b) and (c) of the Bankruptcy Code and have obtained votes accepting the Vertis Plan from holders of each of the Vertis Second Lien Notes and the Vertis Senior Notes sufficient to satisfy the conditions for acceptance set forth in Sections 1126 (b) and (c) of the Bankruptcy Code);

(c) at 5:00 P.M. prevailing Eastern Time on the date that is three business days after the Solicitation Termination Date unless the ACG Parties and the Vertis Parties have commenced chapter 11 cases and have filed, and are pursuing confirmation of, the ACG Plan and the Vertis Plan, respectively;

(d) at 5:00 P.M. prevailing Eastern Time on the 60th day after the filing of chapter 11 petitions by the ACG Parties and/or the Vertis Parties if the ACG Plan and/or the Vertis Plan, as applicable, has not been confirmed by the Bankruptcy Court on or before such date; provided, however, that so long as the Vertis Parties are proceeding in good faith towards confirmation and/or consummation of the Vertis Plan, upon notice from the Vertis Parties to the ACG Parties and Consenting Noteholders holding ACG Second-Lien Notes, there shall be a 30-day extension of such 60-day period;

(e) at 5:00 P.M. prevailing Eastern Time on the 60th day after the filing of chapter 11 petitions by the ACG Parties and/or the Vertis Parties if the ACG Plan and/or the Vertis Plan, as applicable, has not been consummated on or before such date; provided, however, that so long as the Vertis Parties are proceeding in good faith towards confirmation and/or consummation of the Vertis Plan, upon notice from the Vertis Parties to the ACG Parties and Consenting Noteholders holding ACG Second Lien Notes, there shall be a 30-day extension of such 60-day period;

(f) at 5:00 P.M. prevailing Eastern Time five business days after the date of this Agreement if this Agreement has not been executed by the holders of at least 66-2/3% of the outstanding principal amount of each of the Vertis Second Lien Notes, the Vertis Senior Notes and the ACG Second Lien Notes and the holders of at least 58% of the outstanding principal amount of the Vertis Subordinated Notes;

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(g) upon the commencement of any chapter 11 cases against any of the Vertis Parties or any of the ACG Parties prior to the Solicitation Commencement Date;

(h) at 5:00 P.M. prevailing Eastern Time on July 8, 2008 if Vertis and/or the ACG Parties, as the case may be, fail to obtain a Vertis Debtor-in-Possession Commitment Letter and an ACG Debtor-in-Possession Commitment Letter (as such terms are defined in the Term Sheet) materially consistent with the Term Sheet (including obtaining the consents set forth therein) by the earlier of such date and the date that is at least five (5) business days prior to the commencement of any Chapter 11 Case;

(i) at 5:00 P.M. prevailing Eastern Time on July 8, 2008 if Vertis fails to obtain New Credit Facilities Commitment Letters and New Credit Facilities Term Sheets (as such terms are defined in the Term Sheet) materially consistent with the Term Sheet (including obtaining the consents set forth therein) by the earlier of such date and the date that is at least five business days prior to the commencement of any Chapter 11 Case; provided that the New Facilities Commitment Letters and New Facilities Term Sheets  shall be deemed acceptable to the Vertis Second-Lien Noteholder Group if acceptable to the Vertis Second-Lien Noteholder Advisors (as such terms are defined in the Term Sheet);

(j) if the Vertis Debtor-in Possession Commitment Letter, the ACG Debtor-in-Possession Commitment Letter, or any of the New Credit Facilities Commitment Letters has been validly terminated by the lender(s) party thereto;

(k) upon the termination of the Agreement and Plan of Merger in accordance with its terms and Section 1 hereof; and

(l) subject to Section 8.08 hereof, the ACG Parties or the Vertis Parties file, propound or otherwise support any plan of reorganization other than the ACG Plan and the Vertis Plan, as the case may be;

provided, however, any of the dates set forth in this Section 8.04 may be extended by agreement among the ACG Parties, the Vertis Parties, and the Consenting Noteholders constituting the Requisite Noteholder Consent.

8.05         Effect of Termination.  Subject to Section 10.09 hereof, upon termination of this Agreement, each Party hereto shall be released from its commitments, undertakings and agreements under or related to this Agreement and shall have the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement.  Upon the occurrence of any termination of this Agreement any and all consents tendered by the Consenting Noteholders prior to such termination shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Transactions and this Agreement.  Notwithstanding anything else to the contrary in this Agreement and the Agreement and Plan of Merger, the Agreement and Plan of Merger

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shall be deemed terminated for all purposes upon the termination of this Agreement.  Nothing in this Section 8.05 shall apply to a termination pursuant to Section 8.06 hereof.

8.06         Termination Upon Effective Date of Plans.  This Agreement shall terminate automatically without any further required action or notice on the date that the Vertis Plan and the ACG Plan become effective.

8.07         Automatic Stay.  The Vertis Parties and the ACG Parties acknowledge that after the commencement of the Vertis Chapter 11 Cases or the ACG Chapter 11 Cases, the giving of notice of termination by any Party pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code; provided, however, nothing herein shall prejudice any Party’s rights to argue that the giving of notice of termination was not proper under the terms of this Agreement.

8.08       ACG Parties Standalone Restructuring.

(a)           So long as the Vertis Parties are complying with the terms of this Agreement and the Agreement and Plan of Merger in all material respects, neither the Vertis Parties, the ACG Parties, nor the Consenting Noteholders (subject to Section 3.01 hereof) shall seek, solicit, negotiate or otherwise take any action to encourage the making of any alternative proposal to effect a reorganization, restructuring, recapitalization, merger or sale of all or substantially all of its assets in a single transaction or series of related or unrelated transactions, or provide any information to any party contemplating such transaction.

(b)           Notwithstanding anything to the contrary in Section 8.08(a) hereof, but subject to the provisos in this Section 8.08(b), the ACG Parties may take any actions they deem necessary to effect a standalone restructuring in a “prepackaged” bankruptcy case in lieu of the Transactions (the “ACG Standalone Restructuring”); provided, however, that to consummate the ACG Standalone Restructuring (a) a vote cast in favor of any plan of reorganization embodying such ACG Standalone Restructuring will be valid only if the party casting such vote has voted (and not withdrawn) a valid vote in favor of the ACG Plan in the same amount as any claim voted in favor of the ACG Standalone Restructuring and such party has not voted to reject the ACG Plan with respect to any claim such party holds and (b) either (i) the Agreement and Plan of Merger or this Agreement has validly terminated in accordance with the terms thereof and Section 1 hereof or (ii) the Effective Date (as defined in the Term Sheet) has not occurred within 60 days after the commencement of the Chapter 11 Cases (such events (i) or (ii) constituting a “Standalone Event”); provided further, however, that so long as the Vertis Parties are proceeding in good faith towards confirmation and/or consummation of the Vertis Plan, upon notice from the Vertis Parties to the ACG Parties and Consenting Noteholders holding ACG Second-Lien Notes, there shall be a 30-day extension of such 60-day period.  The ACG Parties shall provide the Vertis Parties and counsel to each Informal Committee and the Vertis Second-Lien Noteholder Group a draft of any ACG Standalone Restructuring plan of reorganization and related disclosure statement at least three (3) business days before commencing solicitation thereon.

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Section 9.                      Effectiveness; Amendments.  This Agreement shall become effective and binding upon each of the Parties that have executed and delivered counterpart signature pages hereto; provided, however, that signature pages executed by Consenting Noteholders shall be delivered to (a) other Consenting Noteholders in a redacted form that removes such Consenting Noteholders’ holdings of the Notes and (b) the Companies and advisors to the Consenting Noteholders in an unredacted form; provided further, however, that the advisors to the Consenting Noteholders shall not disclose the unredacted signature pages to any Consenting Noteholder.  Once effective, this Agreement, including the Term Sheet, may not be modified, amended, or supplemented (except as expressly provided herein or therein) except in writing signed by the Vertis Parties, the ACG Parties and the Consenting Noteholders constituting the Requisite Noteholder Consent; provided, however, the value of the distributions to holders of Vertis Subordinated Notes may not be diminished by changes to provisions directly specifying distributions to holders of Vertis Subordinated Notes or materially diminished by changes to provisions governing distributions to other entities, other than by changes that affect the holders of the Vertis Subordinated Notes in the same manner as other parties receiving New Senior Notes and New Common Stock (as such terms are defined in the Term Sheet) with respect to those securities (i.e., changes that do not affect the holders of Vertis Subordinated Notes disproportionately with respect to each New Senior Note and each share of New Common Stock), except in writing signed by the Vertis Parties, the ACG Parties, the Consenting Noteholders constituting the Requisite Noteholder Consent, and any party that is a signatory hereto and holds only Vertis Subordinated Notes (i.e., does not hold any other Notes).

Section 10.                      Miscellaneous.

10.01.        Further Assurances.  Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, from time to time, to effectuate the ACG Solicitation, the Vertis Solicitation, the ACG Plan, the Vertis Plan, the Proposed Merger and/or the Transaction, as applicable.

10.02.        Complete Agreement.  This Agreement is the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, between the Parties with respect thereto, except for any Confidentiality Agreement described in Section 3.05 hereof.  No claim of waiver, modification, consent or acquiescence with respect to any provision of this Agreement shall be made against any Party, except on the basis of a written instrument executed by or on behalf of such Party.

10.03.        Parties.  This Agreement shall be binding upon, and inure to the benefit of, the Parties.  No rights or obligations of any Party under this Agreement may be assigned or transferred to any other person or entity except as provided in Section 3.03 hereof.  Nothing in this Agreement, express or implied, shall give to any person or entity, other than the Parties, any benefit or any legal or equitable right, remedy or claim under this Agreement.

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10.04.        Headings.  The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction or interpretation of any term or provision hereof.

10.05.        GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM; WAIVER OF TRIAL BY JURY.  THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.  Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, to the extent possible, in the United States District Court for the Southern District of New York or any New York State court sitting in New York City (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts and (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto; provided, however, that if either ACG files the ACG Plan or Vertis files the Vertis Plan, then the Bankruptcy Court shall be the sole Chosen Court.  Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

10.06.        Execution of Agreement.  This Agreement may be executed and delivered (by facsimile or otherwise) in any number of counterparts, each of which, when executed and delivered in accordance with Section 9 herein, shall be deemed an original, and all of which together shall constitute the same agreement.  Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

10.07.        Interpretation.  This Agreement is the product of negotiations between the Vertis Parties, the ACG Parties and Initial Consenting Noteholders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.

10.08.        Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives, other than a trustee or similar representative appointed in a bankruptcy case.  The agreements, representations and obligations of the Consenting Noteholders under this Agreement are, in all respects, several and not joint.

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10.09.        Survival.  Notwithstanding the termination of this Agreement, the agreements and obligations of the Parties in this Section 10 and in Sections 5.05, 7, 8.05 hereof, and clause (b) of the last sentence of Section 11.02 hereof shall survive such termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof.  Notwithstanding the termination of this Agreement pursuant to Section 8.06 hereof, the agreements and obligations of the Parties in Section 3.06 of this Agreement shall survive such termination and shall continue in full force and effect in accordance with the terms hereof.

10.10.        Creditors’ Committee.  Notwithstanding anything herein to the contrary, if any Consenting Noteholder is appointed to and serves on an official committee of creditors in the ACG Chapter 11 Cases or the Vertis Chapter 11 Cases, the terms of this Agreement shall not be construed so as to limit such Consenting Noteholder’s exercise (in its sole discretion) of its fiduciary duties to any person arising from its service on such committee, and any such exercise (in the sole discretion of such Consenting Noteholder) of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement; provided, further, that nothing in this Agreement shall be construed as requiring any Consenting Noteholder to serve on any official committee in any such chapter 11 case.

10.11.        Relationship Among Parties.  It is understood and agreed that no Consenting Noteholder has any duty of trust or confidence in any form with any other Consenting Noteholder, and, except as provided in this Agreement, there are no commitments among or between them.  In this regard, it is understood and agreed that any Consenting Noteholder may trade in the Notes or other debt or equity securities of the Vertis Parties or the ACG Parties without the consent of the Vertis Parties or the ACG Parties, as the case may be, or any other Consenting Noteholder, subject to applicable securities laws and the terms of this Agreement; provided further that no Consenting Noteholder shall have any responsibility for any such trading by any other entity by virtue of this Agreement.  No prior history, pattern or practice of sharing confidences among or between the Consenting Noteholders shall in any way affect or negate this understanding and agreement.

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10.12.        Notices.  All notices hereunder shall be deemed given if in writing and delivered, if sent by telecopy, e-mail, courier or by registered or certified mail (return receipt requested) to the following addresses and telecopier numbers (or at such other addresses or telecopier numbers as shall be specified by like notice):

(1)                                  if to the ACG Parties, to:

100 Winners Circle

Brentwood, Tennessee  37027

Attention:  Chief Executive Officer

E-mail address:  steve.dyott@acgholdings.com

 with copies to:

Kirkland & Ellis LLP

153 East 53rd Street

New York, New York 10022-4611

Attention:  Paul M. Basta, Esq.

E-mail address:  pbasta@kirkland.com

and

Kirkland & Ellis LLP

Aon Center

200 East Randolph Dr.

Chicago, IL 60601

Attention:  Ray C. Schrock, Esq.

E-mail address:  rschrock@kirkland.com

(2)                                  if to the Vertis Parties, to:

4775 Walnut Street

Suite D1

Boulder, CO 80301

Attention:  Chief Legal Officer

E-mail address:  jhoward@vertisinc.com

 with copies to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York  10153

Attention:  Gary Holtzer, Esq. and Ted S. Waksman, Esq.
E-mail addresses:  gary.holtzer@weil.com and ted.waksman@weil.com

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(3)                               if to a Consenting Noteholder (other than as identified above) or a transferee thereof, to the addresses or telecopier numbers set forth below following the Consenting Noteholder’s signature (or as directed by any transferee thereof), as the case may be with copies to:

Milbank, Tweed, Hadley & McCloy LLP
1 Chase Manhattan Plaza
New York, NY 10005
Attention:  Abhilash M. Raval, Esq. and Debra Alligood White, Esq.
E-mail address: araval@milbank.com and dwhite@milbank.com

and

Akin Gump Strauss Hauer & Feld LLP
590 Madison Avenue
New York, New York  10022
Attention:  Ira Dizengoff, Esq. and David Simonds, Esq.
E-mail address:  idizengoff@akingump.com and dsimonds@akingump.com

and

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, New York 10038

Attention: Kristopher M. Hansen, Esq. and Jayme T. Goldstein, Esq.

E-mail address: khansen@stroock.com and jgoldstein@stroock.com

and

Dewey & LeBoeuf LLP

1301 Avenue of the Americas

New York, New York 10019-6092

Attention:  Martin Bienenstock, Esq.

E-mail address:  mbienenstock@dl.com

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Any notice given by delivery, mail or courier shall be effective when received.  Any notice given by telecopier shall be effective upon oral or machine confirmation of transmission.

10.13      Third Party Beneficiary.  The Shareholders (as defined in the Term Sheet) of Vertis Holdings are third party beneficiaries of this Agreement solely with respect to Section 3.06 of this Agreement.

Section 11.                     Disclosure; Publicity.

11.01    Obligation to Disclose Materials.

(a)  Within three (3) business days after the execution of this Agreement, and subject to the limitations set forth in Section 11.02 hereof, Vertis shall disclose to the public (i) the Agreement and Plan of Merger and the projections anticipated at such time to be included in the disclosure statement, to the extent that the failure to make such information public would result in any Consenting Noteholder, based upon the advice of such Consenting Noteholder’s counsel, being prohibited (by contract, law, or otherwise) from buying or selling any of the Notes, and (ii) this Agreement (including the schedules and exhibits hereto), with such redactions (in the case of this Agreement and its schedules and exhibits) as may be reasonably requested by any Consenting Noteholder’s counsel to maintain the confidentiality of the items identified in Section 11.02 hereof or as may be required by Section 9 hereof.  Vertis will submit to counsel for the Initial Consenting Noteholders and ACG a draft of the form of disclosure pursuant to the immediately preceding sentence and afford such counsel a reasonable opportunity, but in no event less than two (2) business days, to review and comment on such proposed disclosure and Vertis shall consider such comments in good faith.  Each of the Vertis Parties and the ACG Parties consent to the disclosure required by this Section 11.01.  In the event that Vertis fails to make the foregoing disclosures in compliance with the terms specified herein, any of the Initial Consenting Noteholders may publicly disclose the foregoing, including, without limitation, this Agreement and all of its exhibits and schedules (subject to any redactions required hereby).  Vertis hereby waives any claims against the Initial Consenting Noteholders solely arising as a result of such disclosure by the Initial Consenting Noteholders in compliance with this Agreement.

(b)       Within three (3) business days after the execution of this Agreement, and subject to the limitations set forth in Section 11.02 hereof, ACG shall disclose to the public, unless otherwise disclosed by Vertis (i) the Agreement and Plan of Merger and the projections anticipated at such time to be included in the disclosure statement, to the extent that the failure to make such information public would result in any Consenting Noteholder, based upon the advice of such Consenting Noteholder’s counsel, being prohibited (by contract, law, or otherwise) from buying or selling any of the Notes, and (ii) this Agreement (including the schedules and exhibits hereto), with such redactions (in the case of this Agreement and its schedules and exhibits) as may be reasonably requested by any Consenting Noteholder’s counsel to maintain the confidentiality of the items identified in Section 11.02 hereof or as may be required by Section 9 hereof.  ACG will submit to counsel for the Initial Consenting Noteholders and Vertis a draft of the proposed form of disclosure pursuant to the immediately preceding sentence and afford such counsel a reasonable opportunity, but in no event less than two (2) business days, to review and comment on such proposed disclosure and ACG shall

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consider such comments in good faith.  In the event that ACG fails to make the foregoing disclosures in compliance with the terms specified herein, any of the Initial Consenting Noteholders may publicly disclose the foregoing, including, without limitation, this Agreement and all of its exhibits and schedules (subject to any redactions required hereby).  ACG hereby waives any claims against the Initial Consenting Noteholders solely arising as a result of such disclosure by the Initial Consenting Noteholders in compliance with this Agreement.

11.02       Publicity.  The Vertis Parties and the ACG Parties will submit to counsel for the Initial Consenting Noteholders all press releases and public documents that constitute the initial disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement.  Except as required by law (as determined by outside counsel to the Vertis Parties and/or the ACG Parties, as applicable, and with reasonable prior notice to the Consenting Noteholders), neither the Vertis Parties, the ACG Parties, nor counsel to the Initial Consenting Noteholders shall (a) use the name of any Consenting Noteholder in any public manner without such Consenting Noteholder’s prior written consent (except to the extent that the name of a Consenting Noteholder is otherwise set forth herein or the Term Sheet, not including the signature pages hereto) or (b) disclose to any person (including, for the avoidance of doubt, any other Consenting Noteholder) other than advisors to the Vertis Parties and/or the ACG Parties the principal amount or percentage of any Notes or any other securities of the ACG Parties, the Vertis Parties or any of their respective subsidiaries held by any Consenting Noteholder; provided, however, that the Vertis Parties and the ACG Parties shall be permitted to disclose at any time the aggregate principal amount of and aggregate percentage of each series of Notes held by Consenting Noteholders or by persons who have otherwise agreed to participate in the ACG Solicitation and/or the Vertis Solicitation, as applicable, as a group.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

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EXHIBIT A

TERM SHEET

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EXECUTION COPY

VERTIS HOLDINGS, INC., ET AL.

ACG HOLDINGS, INC., ET AL.

RESTRUCTURING TERM SHEET

MAY 22, 2008

This restructuring term sheet, which is Exhibit A to the Restructuring and Lock-Up Agreement, dated May 22, 2008 (the “Restructuring Agreement”), presents the material terms of a proposed restructuring (the “Restructuring”) of Vertis Holdings, Inc. (“Vertis Holdings”) and certain of its direct and indirect subsidiaries (the “Vertis Companies”) and ACG Holdings, Inc. (“ACG Holdings”) and certain of its direct and indirect subsidiaries (the “ACG Companies”), through “pre-packaged” plans of reorganization (the “Vertis Plan” and the “ACG Plan,” respectively, and, collectively, the “Plans”) under title 11 of the United States Code (the “Bankruptcy Code”), which Restructuring shall include, and is contingent upon, the merger of Victory Merger Sub, LLC (“Merger Sub”), a wholly owned subsidiary of Vertis, Inc., and ACG Holdings (the “Merger”) pursuant to a certain agreement and plan of merger to be executed contemporaneously herewith (the “Merger Agreement”).  The Restructuring is being considered by (a) the Vertis Companies; (b) the ACG Companies; (c) an informal committee (the “Vertis Informal Committee”) comprised of certain holders of the Vertis Companies’ 10-7/8 % Senior Notes due 2009 (the “Vertis Senior Notes”); (d) an informal committee (the “ACG Informal Committee” and, collectively with the Vertis Informal Committee, the “Informal Committees”) comprised of certain holders of the ACG Companies’ 10% Senior Secured Notes due 2010 (the “ACG Second-Lien Notes”); (e) an ad hoc group (the “Vertis Second-Lien Noteholder Group”) comprised of certain holders of the Vertis Companies’ 9-¾ % Senior Secured Second-Lien Notes due 2009 (the “Vertis Second-Lien Notes”); and (f) certain holders of the Vertis Companies’ 13-½ % Senior Subordinated Notes due 2009 (the “Vertis Senior Subordinated Notes”).  The corporate organizational chart of the Vertis Companies and the ACG Companies after the Effective Date (as defined below) is attached hereto as Exhibit A.  The terms and conditions described herein are part of a comprehensive compromise, each element of which is consideration for the other elements and an integral aspect of the Restructuring.

This term sheet is proffered in the nature of a settlement proposal in furtherance of settlement discussions and is entitled to protection from any use or disclosure to any party or person pursuant to Federal Rule of Evidence 408 and any other rule of similar import.  Until publicly disclosed by the Vertis Companies and/or the ACG Companies, with the prior written consent of each of the Informal Committees, this term sheet and the information contained herein shall remain strictly confidential and may not be shared with any person other than the Vertis Companies, the ACG Companies, the Vertis Second-Lien Noteholder Group, the Vertis Informal Committee and the ACG Informal Committee and their respective professional advisors.

THIS TERM SHEET DOES NOT CONSTITUTE AN OFFER OR A LEGALLY BINDING OBLIGATION OF THE VERTIS INFORMAL COMMITTEE OR THE ACG INFORMAL COMMITTEE, OR ANY OTHER PARTY, NOR DOES IT CONSTITUTE AN OFFER OF SECURITIES OR A SOLICITATION OF THE ACCEPTANCE OR REJECTION OF A CHAPTER 11 PLAN FOR PURPOSES OF SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE.

TRANSACTION OVERVIEW

Vertis Filing Entities	Vertis Holdings, Vertis, Inc. (“Vertis”), USA Direct, LLC, Vertis Mailing, LLC, Webcraft Chemicals, LLC, Webcraft, LLC and Enteron Group LLC (each, a “Vertis Filing Entity”).

ACG Filing Entities	American Color Graphics, Inc. and ACG Holdings Inc. (each, an “ACG Filing Entity”).

Chapter 11 Cases

Each Vertis Filing Entity and each ACG Filing Entity shall commence a solicitation of votes in favor of its respective Plan from parties entitled to vote thereon no later than twenty days after the execution of the Restructuring Agreement.  Each such solicitation shall be concluded within 21 business days after the commencement of each such solicitation.  Each Vertis Filing Entity and each ACG Filing Entity shall file a voluntary petition for reorganization under chapter 11 of the Bankruptcy Code no later than three business days after the conclusion of the solicitation (the date of such filing being the “Filing Date”), commencing chapter 11 cases (the “Vertis Chapter 11 Cases” and the “ACG Chapter 11 Cases”, respectively, and, collectively, the “Chapter 11 Cases”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).  The Vertis Plan and the ACG Plan shall be filed concurrently with the commencement of the Chapter 11 Cases.  One or more orders of the Bankruptcy Court confirming each Plan shall be entered no later than 60 days after the Filing Date, subject to extension, as provided in Section 8.04 of the Restructuring Agreement.  The Plans and Merger Agreement shall be contemporaneously consummated no later than 60 days after the Filing Date, subject to extension, as provided in Section 8.04 of the Restructuring Agreement.

The ACG Companies and the Vertis Companies shall seek, at the outset of each of the ACG Chapter 11 Cases and the Vertis Chapter 11 Cases, respectively, a procedural order from the Bankruptcy Court that coordinates the administration of the Chapter 11 Cases, including the scheduling of parallel events, deadlines and milestones (e.g., 341 meeting, objection deadlines, and hearing dates for disclosure statement approval and plan confirmation and other matters); provided, however, the ACG Chapter 11 Cases and the Vertis Chapter 11 Cases shall not be jointly administered for procedural purposes.

Vertis Debtor-in-Possession Financing	Debtor-in-possession financing (the “Vertis Debtor-in-Possession Financing”) shall be provided by one or more institutions reasonably acceptable to each Informal Committee and the Vertis Second-Lien Noteholder Group, in an amount of no less than $350 million and no more than $450 million (less any Vertis Prepetition Credit Agreement Claims (as defined below) not repaid with the proceeds of the Vertis Debtor-in-Possession Financing), the terms and conditions of which shall be (i) consistent with a commitment letter and detailed term sheet (the “Vertis Debtor-in-Possession Commitment Letter”) reasonably approved by each Informal Committee and the Vertis Second-Lien Noteholder Group prior to execution by Vertis Holdings and (ii) otherwise reasonably acceptable to each Informal Committee and the Vertis Second-Lien Noteholder Group.  On the effective date of the Vertis Plan (the “Vertis Plan Effective Date”), all Allowed(1) claims arising under the Vertis Debtor-in-Possession Financing shall be paid in full in cash from the Exit Funding (as defined below).  Vertis shall use its commercially reasonable efforts to obtain a fully executed Vertis Debtor-in-Possession Commitment Letter at least five days prior to the Filing Date, but in no event later than July 8, 2008.  Vertis shall in good faith share drafts of the Vertis Debtor-in-Possession Commitment Letter with the advisors to each of the ACG Companies, each Informal Committee and the Vertis Second-Lien Noteholder Group at least three business days in advance of execution thereof.

ACG Debtor-in-Possession Financing

Debtor-in-possession financing (the “ACG Debtor-in-Possession Financing”, together with the Vertis Debtor-in-Possession Financing, the “Debtor-in-Possession Financing”) shall be provided by one or more institutions reasonably acceptable to each Informal Committee and the Vertis Second-Lien Noteholder Group, in an amount of no less than $125 million and no more than $150 million (less any Allowed claims under the ACG Preptition Credit Agreement, ACG 2008 Facility or ACG Receivables Facility (each as defined below) not repaid with the proceeds of the ACG Debtor-in-Possession Financing), the terms and conditions of which shall be (i) consistent with a commitment letter and detailed term sheet (the “ACG Debtor-in-Possession Commitment Letter”) reasonably approved by each Informal Committee and the Vertis Second-Lien Noteholder Group prior to execution by ACG Holdings and (ii) otherwise reasonably acceptable to each Informal Committee and the

(1) “Allowed” shall mean any claim that is determined to be an allowed claim in the Chapter 11 Cases in accordance with section 502 and/or 506 of the Bankruptcy Code.

Vertis Second-Lien Noteholder Group.  On the effective date of the ACG Plan (the “ACG Plan Effective Date”, together with the Vertis Plan Effective Date, the “Effective Date”), all Allowed claims arising under the ACG Debtor-in-Possession Financing shall be paid in full in cash from the Exit Funding (as defined below).  The ACG Companies shall use their commercially reasonable efforts to obtain a fully executed ACG Debtor-in-Possession Commitment Letter at least five days prior to the Filing Date, but in no event later than July 8, 2008.  The ACG Companies shall in good faith share drafts of the ACG Debtor-in-Possession Commitment Letter with the advisors to each of the Vertis Companies, each Informal Committee and the Vertis Second-Lien Noteholder Group at least three business days in advance of execution thereof.

Merger of ACG Companies and Vertis Companies

Contemporaneously with, and as a condition to, emergence from the Chapter 11 Cases, Merger Sub will be merged with and into ACG Holdings, with ACG Holdings as the surviving entity pursuant to (a) the Plans and (b) the Merger Agreement.  Upon consummation of the Merger, ACG Holdings will be a wholly owned subsidiary of Vertis.

EMERGENCE FUNDING/CURRENCIES

New Credit Facilities

On the Effective Date, Vertis shall enter into (a) a revolving loan/letter of credit facility in an amount of up to $250 million or otherwise reasonably acceptable to each Informal Committee and the Vertis Second-Lien Noteholder Group, and (b) one or more term loan facilities in an aggregate amount of no less than $200 million and no more than $400 million or otherwise reasonably acceptable to each Informal Committee and the Vertis Second-Lien Noteholder Group ((a) and (b) collectively, and including amounts under the Vertis Prepetition Credit Agreement to the extent not paid off prior to or on the Effective Date, the “New Credit Facilities”), which New Credit Facilities shall be (i) in an amount of no more than $650 million, (ii) on terms consistent with the New Credit Facilities Commitment Letters (defined below), (iii) with lenders reasonably acceptable to each Informal Committee and the Vertis Second-Lien Noteholder Group (it being understood that a lender that is a Consenting Noteholder shall be reasonably acceptable to such parties) and (iv) otherwise reasonably acceptable to the ACG Companies, each Informal Committee and the Vertis Second-Lien Noteholder Group.  Vertis shall use its commercially reasonable efforts to obtain one or more fully executed commitment letters (the “New Credit Facilities Commitment Letters”) and detailed term sheets (the “New Credit Facilities Term Sheets”) with regard to the New Credit Facilities reasonably acceptable to the ACG Companies, each Informal Committee and the Vertis Second-Lien Noteholder Group, and/or the advisors to such parties, at least five business days prior to the Filing Date, but in no event later than July 8, 2008.  Vertis shall in good faith share drafts of the New Credit Facilities Commitment Letters and New Credit Facilities Term Sheets with the advisors to each of the ACG Companies, each Informal Committee and the Vertis Second-Lien Noteholder Group periodically and at least three business days in advance of execution thereof.

A summary of certain salient terms of the New Credit Facilities is set forth on Exhibit B hereto.  New Credit Facilities that do not adhere to the terms set forth on Exhibit B shall not be considered reasonably acceptable.

New Second-Lien Notes

On the Effective Date, Vertis shall issue second-lien notes (the “New Second-Lien Notes”), having a total principal amount equal to the total outstanding principal amount of the Vertis Second-Lien Notes (i.e., $350 million), on terms and conditions reasonably acceptable to each Informal Committee and the Vertis Second-Lien Noteholder Group.

A summary of certain salient terms of the New Second-Lien Notes is set forth on Exhibit C hereto.  New Second-Lien Notes that do not adhere to the terms set forth on Exhibit C shall not be considered reasonably acceptable.

New Senior Notes

On the Effective Date, Vertis shall issue senior unsecured notes (the “New Senior Notes”) having a total principal amount of $200 million, on terms and conditions reasonably acceptable to each Informal Committee and the Vertis Second-Lien Noteholder Group.

A summary of certain salient terms of the New Senior Notes is set forth on Exhibit D hereto.  New Senior Notes that do not adhere to the terms set forth on Exhibit D shall not be considered reasonably acceptable.

Exit Funding

The proceeds of the New Credit Facilities and the cash of the Vertis Companies on the Effective Date shall be referred to as the “Exit Funding.”  The Exit Funding shall be used for the purpose of funding certain payment obligations under the Plans, as described herein, and funding the operations of the Vertis Companies. A sources and uses schedule for the Restructuring is annexed hereto as Exhibit E.

New Common Stock	Vertis Holdings shall issue one class of common stock (the “New Common Stock”).

New Warrants

Vertis Holdings shall issue warrants (the “New Warrants”) to purchase a number of shares of New Common Stock equal to 11.5% of the number of outstanding shares of New Common Stock as of the Effective Date at an exercise price of $0.01 per share.  The New Warrants shall only be exercisable if, at the time of a Liquidity Event (defined below), the Trigger (defined below) has been achieved.  The “Trigger” shall be a fixed amount at which the product of (x) fully-diluted per share equity value of Vertis Holdings at the time of the Liquidity Event and (y) the number of shares of New Common Stock issued to the Vertis Senior Noteholders on the Effective Date exceeds (i) the sum of (a) the Allowed Vertis Senior Noteholder Claim Amount (as defined below) and (b) all unpaid interest and all other Obligations (as defined in the indenture for the Vertis Senior Notes) that accrue from the Filing Date through and including the Effective Date, minus (ii) the face value, as of the Effective Date of the New Senior Notes issued to the Vertis Senior Noteholders (i.e., $107 million).  The New Warrants will have the benefit of anti-dilution protection resulting from the issuances of any New Common Stock upon the exercise of options granted under the New Equity Plan (defined below).  The New Warrants will participate in any cash dividends paid on the New Common Stock on an “as if exercised” basis.

“Liquidity Event” means:  (i) a sale of Vertis Holdings or all or substantially all of the assets of Vertis Holdings and its subsidiaries (a “Sale”), (ii) an initial public offering of the equity securities of Vertis Holdings (an “IPO”) or (iii) an Appraisal (as defined below) if neither a Sale or an IPO has occurred prior to the date that is nine and a half years after the Effective Date.  For purposes of clause (iii), Vertis Holdings shall hire a nationally recognized appraisal or valuation firm to conduct an appraisal of the equity value of Vertis Holdings as of the date that is nine and a half years after the Effective Date (the “Appraisal”).  The New Warrants shall expire on the earlier of (x) thirty days after the consummation of a Liquidity Event and (y) the tenth anniversary of the Effective Date.

Vertis Holdings shall provide to each holder of New Common Stock and New Warrants that has executed a “Valuation CA” (as defined below) an annual valuation (the “Valuation”) prepared by an appraisal or valuation firm selected by Vertis Holdings, of all the New Common Stock on a fully diluted basis.  The Valuation shall include and set forth (a) the number of shares of New Common Stock on a fully diluted basis as of the Valuation date, (b) a calculation of the Trigger as if a Liquidity Event had occurred on such valuation date (the “Trigger Valuation”), and (c) the positive or negative difference between the Trigger and the Trigger Valuation.  The Valuation shall be delivered annually no later than 40 days after the date Vertis Holdings completes its annual audit for such fiscal year.  The Valuation CA shall include a non-reliance acknowledgement and shall provide that the holder will keep the Valuation confidential, except for disclosure required by applicable law and to the preparer of the holder’s financial statements on a confidential basis; provided, however, nothing in the Valuation CA shall require the holder to keep its financial statements confidential provided that such financial statements do not include the Valuation (but such financial statements may include information derived from the Valuation).

TREATMENT OF VERTIS CLAIMS AND INTERESTS

Vertis Administrative Expense Claims

“Vertis Administrative Expense Claims” shall include, among other things, (i) Allowed claims for reasonable fees and expenses of professionals retained in the Vertis Chapter 11 Cases with the approval of the Bankruptcy Court, (ii) all reasonable fees and expenses incurred by the professional advisors to the Vertis Informal Committee (the “Vertis Committee Advisors”) and its members, consisting of Akin Gump Strauss Hauer & Feld LLP and Jefferies & Company, Inc., pursuant to the terms of their respective pre-petition engagement letters, and Skadden, Arps, Slate, Meagher & Flom LLP, in each case, without any requirement for the filing of retention applications or fee applications in the Vertis Chapter 11 Cases, (iii) all reasonable fees and expenses incurred by the professional advisors to the Vertis Second-Lien Noteholder Group (the “Vertis Second-Lien Noteholder Advisors”), consisting of Stroock & Stroock & Lavan LLP  and Houlihan Lokey Howard & Zukin Capital, Inc., in each case, pursuant to the terms of their respective pre-petition engagement letters, without any requirement for the filing of retention applications or fee applications in the Vertis

Chapter 11 Cases, (iv) all reasonable fees and expenses after the date hereof incurred by Dewey & LeBoeuf LLP, as counsel to certain holders of Vertis Subordinated Notes, up to a cap of $100,000, without any requirement for the filing of retention applications or fee applications in the Vertis Chapter 11 Cases, (v) claims for out-of-pocket expenses incurred by the members of the Vertis Informal Committee and the Vertis Second-Lien Noteholder Group in connection with the Restructuring; provided, however, the Vertis Companies shall not be required to reimburse the members of the Vertis Informal Committee for out-of-pocket expenses in excess of $20,000 in the aggregate and the Vertis Companies shall not be required to reimburse the members of the Vertis Second-Lien Noteholder Group for out-of-pocket expenses in excess of $20,000 in the aggregate, and (vi) claims against the Vertis Companies arising under section 503(b) of the Bankruptcy Code.

Each holder of an Allowed Vertis Administrative Expense Claim will receive payment in full in cash of the unpaid portion of such Allowed Vertis Administrative Expense Claim (a) in the case of professional fees and expenses of the Vertis Committee Advisors, the Vertis Second-Lien Noteholder Advisors, and Dewey & LeBoeuf LLP, in the ordinary course of business pursuant to the terms of their respective prepetition engagement letters, as applicable, but no later than the Effective Date, (b) in the case of professional fees and expenses for professionals other than the Vertis Committee Advisors and the Vertis Second-Lien Noteholder Advisors, as soon as practicable after Bankruptcy Court approval thereof, (c) with respect to all other holders of Allowed Vertis Administrative Expense Claims, on the later of (i) the Effective Date and (ii) the date on which such payment would be made in the ordinary course of the Vertis Companies’ businesses, or (d) with respect to any claim described in clauses (a) through (c) hereof, as otherwise agreed by the holder of such claim and, with the reasonable consent of each Informal Committee, the Vertis Second-Lien Noteholder Advisors and the Vertis Companies.

Vertis Prepetition Secured Lender Claims

On the Effective Date, each holder (each, a “Vertis Prepetition Secured Lender”) of an Allowed claim under the Secured Credit Agreement (the “Vertis Prepetition Credit Agreement”) dated December 22, 2004, as amended, by and between Vertis as borrower, General Electric Capital Corporation as lenders and Vertis Holdings and certain subsidiaries of Vertis as guarantors (with respect to Vertis and its subsidiaries, the “Vertis Prepetition Credit Agreement Claims” and with respect to the guarantee claims against Vertis Holdings as guarantor, the

“Vertis Holdings Prepetition Credit Agreement Guarantee Claims”), at the election of the Vertis Companies, with the reasonable consent of each Informal Committee and the Vertis Second-Lien Noteholder Group will (a) be paid in full on the Effective Date in cash from the Exit Funding; (b) receive deferred cash payments, of a value, as of the Effective Date, of at least the amount of such holder’s Allowed Vertis Prepetition Credit Agreement Claims and Allowed Vertis Holdings Prepetition Credit Agreement Guarantee Claims with a maturity date no later than the maturity date of the term loan portion of the Exit Funding; or (c) be treated as otherwise agreed to by (i) the Vertis Companies with the reasonable consent of each Informal Committee and the Vertis Second-Lien Noteholder Group and (ii) the holder of such claim.

The Allowed Vertis Prepetition Credit Agreement Claims may, only if provided for in the Vertis Debtor-in-Possession Commitment Letter, be repaid in full with proceeds from the Vertis Debtor-in-Possession Financing.

Vertis Priority Tax Claims	Allowed claims against the Vertis Companies under Bankruptcy Code section 507(a)(8) (“Vertis Priority Tax Claims”) will be treated in accordance with Bankruptcy Code section 1129(a)(9)(C).

Vertis Other Priority Claims

On the Effective Date, each holder of an Allowed claim against the Vertis Companies under Bankruptcy Code section 507(a) other than a Vertis Administrative Expense Claim or a Vertis Priority Tax Claim will receive payment in full in cash from the Exit Funding or as otherwise agreed by (i) the Vertis Companies with the reasonable consent of each Informal Committee and the Vertis Second-Lien Noteholder Group, and (ii) the holder of such claim.

Vertis Off-Balance Sheet Receivables Facility	To be repaid in full with proceeds from the Vertis Debtor-in-Possession Financing.

Vertis Senior Secured Second-Lien Notes

On the Effective Date, each holder (each, a “Vertis Second-Lien Noteholder”) of an Allowed claim (the “Vertis Second-Lien Noteholder Claims”) under the Vertis Second Lien Notes, will receive from Vertis, in exchange for such claim, its pro rata share of New Second-Lien Notes and cash in an amount equal to the accrued but unpaid interest under the Vertis Second-Lien Notes as of the Effective Date.

The Vertis Second-Lien Noteholder Claims shall be Allowed in an amount equal to (i) $350 million, plus (ii) the accrued but unpaid interest at the non-default contract rate under the Vertis Second-Lien Notes as of the Effective Date, except to the extent such interest is otherwise provided herein to be paid or satisfied, plus (iii) all other Obligations (as defined in the indenture for the Vertis Second-Lien Notes), except to the extent that claims of the Vertis Indenture Trustee under the Vertis Second-Lien Notes are otherwise provided to be paid or satisfied.

As “adequate protection” during the Chapter 11 Cases, the Vertis Second-Lien Noteholders shall receive, so long as the Restructuring  Agreement has not been terminated pursuant to its terms, (i) on the date of entry of the interim order approving the Vertis Debtor-in-Possession Financing (the “Interim DIP Order”), payment in cash of all accrued but unpaid interest to such date at the non-default contract rate, together with interest on the accrued but unpaid interest that was due and payable on April 1, 2008 from April 1, 2008 through and including such date; (ii) subsequent to the date of approval of the Interim DIP Order, payment in cash on a monthly basis of all interest accruing on the Vertis Second-Lien Notes at the non-default contract rate; (iii) payment in cash on a current basis of all reasonable fees and expenses of the Vertis Second-Lien Noteholder Advisors, in each case, pursuant to the terms of their respective pre-petition engagement letters; (iv) superpriority administrative expense claims with respect to the foregoing amounts, junior in all respects to the superpriority administrative expense claims, if any, of the Vertis Prepetition Secured Lenders and the lenders under the Vertis Debtor-in-Possession Financing; and (v) replacement liens, junior in all respects to the liens of the Vertis Prepetition Secured Lenders (on the same basis as those liens existed prior to the commencement of the Vertis Chapter 11 Cases and only to the extent that those liens remain outstanding after entry of the final order approving the Vertis Debtor-in-Possession Financing) and the liens of the lenders under the Vertis Debtor-in-Possession Financing.  The foregoing shall not be used or construed as evidence of any entitlement of the Vertis Second-Lien Noteholders to adequate protection.

Vertis Senior Note Claims

On the Effective Date, each holder (each, a “Vertis Senior Noteholder”) of an Allowed claim (the “Vertis Senior Noteholder Claims”) under the Vertis Senior Notes will receive from Vertis, in exchange for such claim, its pro rata share of (i) a number of shares of New Common Stock equal to 57.04% of the number of shares of New Common Stock outstanding on the Effective Date and (ii) New Senior Notes having a principal amount equal to $107 million.

The Vertis Senior Noteholder Claims shall be Allowed in an amount equal to (i) $350 million, plus (ii) the accrued but unpaid interest under the Vertis Senior Notes as of the Filing Date, plus (iii) all other Obligations (as defined in the indenture for the Vertis Senior Notes), except to the extent that claims of the Vertis Indenture Trustee under the Vertis Senior Notes are otherwise provided to be paid or satisfied (the “Allowed Vertis Senior Noteholder Claim Amount”).

Vertis Senior Subordinated Note Claims

On the Effective Date (or as soon thereafter as reasonably practicable), each holder of an Allowed claim (the “Vertis Senior Subordinated Noteholder Claims”) under the Vertis Senior Subordinated Notes will receive from Vertis, in exchange for such claim, its pro rata share of (i) New Senior Notes having a principal amount equal to $27 million, (ii) 10% of the number of shares of New Common Stock outstanding on the Effective Date and (iii) the New Warrants.

The Vertis Senior Subordinated Noteholder Claims shall be Allowed in an amount equal to $293,495,000, plus (ii) the accrued but unpaid interest under the Vertis Senior Subordinated Notes as of the Filing Date, plus (iii) all other Obligations (as defined in the indenture for the Vertis Senior Subordinated Notes), except to the extent that claims of the Vertis Indenture Trustee under the Vertis Subordinated Notes are otherwise provided to be paid or satisfied.

Vertis Holdings Mezzanine Debt and Other Claims

Each holder of an Allowed claim in the class (the “Vertis Holdings Unsecured Claims Class”) consisting of (i) claims against Vertis Holdings arising from the Mezzanine Note and Warrant Purchase Agreement, dated as of December 7, 1999, by and between Vertis Holdings and certain persons named therein, as amended (the “Vertis Holdings Mezzanine Notes”), under which approximately $240 million in mezzanine notes are outstanding as of May 1, 2008 (the “Vertis Holdings Mezzanine Notes Claims”) and (ii) any other claim against Vertis Holdings (other than guarantee claims relating to the Vertis Prepetition Credit Agreement) will receive from Vertis Holdings, in exchange for and in full satisfaction of such claim, its pro rata share of the Intercompany Payment (defined below).  In addition, if the Vertis Side Letter and the CLI Side Letter have not been terminated prior to the Effective Date, each such holder shall receive the payments described in the Vertis Side Letter and the CLI Side Letter.  Each holder of a claim in the Vertis Holdings Unsecured Claims Class that is an accredited investor may elect on its ballot to receive all or a portion of its recovery in New Common Stock instead of cash (the “Vertis Holdings Alternate Recovery”); provided, however, that the value of the New Common Stock to be issued on account of the Vertis Holdings Alternate Recovery (based on the reorganized equity value set forth in the disclosure statement) shall not exceed $400,000 in the aggregate, and if the amount of cash elected to be foregone in respect of the Vertis Holdings Alternate Recovery exceeds $400,000, the Vertis Holdings Alternate Recovery shall be divided pro rata among all claims for which such election was made; provided, further, however, that such maximum amounts allocable directly or indirectly to THL shall not exceed $250,000.  As to the New Common Stock that a holder elects to receive on account of the Vertis Holdings Alternate Recovery, the holder shall have the right, exercisable within 30 days after the first anniversary of the Effective Date, to sell (in whole and not in part) the shares of New Common Stock to Vertis Holdings for an amount in Cash equal to the holder’s foregone cash recovery (the “Vertis Holdings Alternate Recovery Put Right”).(2)  For every dollar of cash recovery any holder foregoes in respect of the Vertis Holdings Alternate Recovery, (i) it shall receive the number of shares of New Common Stock equal to the value of the foregone cash based on the reorganized equity value set forth in the disclosure statement and (ii) the Intercompany Payment shall be reduced by one dollar.  The New Common Stock issued pursuant to the Vertis Holdings Alternate Recovery shall dilute pro rata all other recipients of New Common Stock to be issued on the Effective Date.

Vertis General Unsecured Claims

Each holder of an Allowed Vertis general unsecured claim (including claims of advisors to the Vertis Companies, claims of the Vertis Committee Advisors, and claims of the members of the Vertis Informal Committee and the Vertis Second-Lien Noteholder Group for out-of-pocket expenses (as described and limited to $20,000 per committee/group above), to the extent that any such claims do not become Allowed Vertis Administrative Expense Claims), will receive payment in full in cash of the unpaid portion of such Allowed Vertis general unsecured claim on the latest of (a) the Effective Date (or as soon thereafter as reasonably practicable), (b) the date on which such claim would be paid in the ordinary course of the Vertis Companies’ businesses, and (c) as otherwise agreed by (i) the

(2) The indentures for the New Second-Lien Notes and New Senior Notes shall not restrict payments on account of the Vertis Holdings Alternate Recovery Put Right.

Vertis Companies with the reasonable consent of each Informal Committee and the Vertis Second-Lien Noteholder Group, and (ii) the holder of such claim; provided, however, that subject to the approval of the lenders under the Vertis Debtor-in-Possession Financing, the Vertis Companies, with the reasonable consent of the Vertis Informal Committee and the Vertis Second-Lien Noteholder Group, may seek authority to pay certain general unsecured claims (and miscellaneous secured claims) in advance of the Effective Date in the ordinary course of business.

Vertis Indenture Trustee Claims

On the Effective Date, Vertis shall pay all reasonable fees, costs and expenses incurred by the respective indenture trustee under the indentures (the “Prepetition Vertis Indentures”) for the Vertis Second-Lien Notes and the Vertis Senior Notes (collectively, the “Vertis Indenture Trustees”) in the performance of their duties and as provided under the Prepetition Vertis Indentures (including, but not limited to, the reasonable fees, costs and expenses incurred by the Vertis Indenture Trustees’ professionals) prior to the Effective Date (to the extent not paid as of such date), provided that such fees, costs and expenses are reimbursable under the terms of the applicable Prepetition Vertis Indenture and provided, further that Vertis shall pay all reasonable fees, costs and expenses incurred by the financial advisor to the indenture trustee for the Vertis Second-Lien Notes so long as such financial advisor is the same financial advisor retained by the Vertis Second-Lien Noteholder Group.  Vertis shall pay all reasonable fees, costs and expenses incurred by any Vertis Indenture Trustee after the Effective Date in connection with the distributions required pursuant to the Plans or the implementation of any provisions of the Plans (including, but not limited to, the reasonable fees, costs and expenses incurred by the Vertis Indenture Trustees’ professionals).

Vertis Intercompany Claims

The net intercompany claim reflected by Vertis’ financial statements as owing to Vertis Holdings from Vertis and certain of its subsidiaries (the “Intercompany Claim”) shall be Allowed in the amount of $3.232 million and paid in full in cash (the “Intercompany Payment”) on the Effective Date, minus any cash forgone in connection with the Vertis Holdings Alternate Recovery; it being understood that Vertis shall not make any payments or other transfers to or on behalf of Vertis Holdings from the date hereof through the Effective Date, other than on account of Vertis Holdings’ franchise or tax payments.  The Intercompany Payment shall be distributed pro rata to holders of claims in the Vertis Holdings Unsecured Claims Class, subject to the Vertis Holdings Alternate Recovery.

On or after the Effective Date, all other of the Vertis Companies’ intercompany claims will be adjusted, paid, continued, or discharged to the extent reasonably determined appropriate by the Vertis Companies, with the reasonable consent of each Informal Committee and the Vertis Second-Lien Noteholder Group.

Vertis Section 510(b) Claims	Any claim against the Vertis Companies that is described in section 510(b) of the Bankruptcy Code shall not receive a distribution and shall be extinguished.

Vertis Equity Interests

The holders of equity interests in the Vertis Companies will receive no distributions under the Vertis Plan on account of such interests.  All existing equity interests of any nature issued by Vertis Holdings will be extinguished on the Effective Date.  Equity interests in direct and indirect subsidiaries of Vertis Holdings will remain in place or, if necessary, be replaced with new equivalent equity interests.

TREATMENT OF ACG CLAIMS AND INTERESTS

ACG Administrative Expense Claims

“ACG Administrative Expense Claims” shall include, among other things, (i) Allowed claims for reasonable fees and expenses of professionals retained in the ACG Chapter 11 Cases with the approval of the Bankruptcy Court, (ii) all reasonable fees and expenses incurred by the professional advisors to the ACG Informal Committee (the “ACG Committee Advisors”), including, without limitation, the following: Milbank, Tweed, Hadley & McCloy, L.L.P, and Perella Weinberg Partners, L.P., pursuant to the terms of their respective pre-petition engagement letters, as applicable, and Wachtell, Lipton, Rosen & Katz, in each case, without any requirement for the filing of retention applications or fee applications in the ACG Chapter 11 Cases, (iii) claims for out-of-pocket expenses incurred by the members of the ACG Informal Committee in connection with the Restructuring; provided, however, the ACG Companies shall not be required to reimburse the members of the ACG Informal Committee for out-of-pocket expenses in excess of $20,000 in the aggregate, and (iv) claims against the ACG Companies under section 503(b) of the Bankruptcy Code.

Each holder of an Allowed ACG Administrative Expense Claim will receive payment in full in cash of the unpaid portion of such

Allowed ACG Administrative Expense Claim (a) in the case of professional fees and expenses of the ACG Committee Advisors, in the ordinary course of business pursuant to the terms of their respective pre-petition engagement letters, as applicable, but no later than the Effective Date, (b) in the case of professional fees and expenses for professionals other than the ACG Committee Advisors, as soon as practicable after Bankruptcy Court approval thereof, (c) with respect to all other holders of Allowed ACG Administrative Expense Claims, on the later of (i) the Effective Date and (ii) the date on which such payment would be made in the ordinary course of the ACG Companies’ businesses, or (d) with respect to any claim described in clauses (a) through (c) hereof, as otherwise agreed by the holder of such claim and, with the reasonable consent of each Informal Committee, the Vertis Second-Lien Noteholder Group, the ACG Companies and Vertis.

ACG Prepetition Secured Lender Claims

On the Effective Date, each holder of an Allowed claim under (a) (each an “ACG Prepetition Secured Lender”) the Amended and Restated Credit Agreement, dated May 5, 2005, as amended, by and between American Color Graphics, Inc. as borrower, ACG Holdings as guarantor,  Bank of America, N.A., as administrative agent, and certain lenders named therein (the “ACG Prepetition Credit Agreement”) and (b) (each a “Bridge Facility Lender”) the Bridge Facility Agreement, dated as of March 3, 2008, as amended, by and among ACG, Inc. as borrower, ACG Holdings and certain other subsidiaries as guarantors, Special Situations Investing Group, Inc. as administrative agent and certain lenders party thereto (the “ACG 2008 Facility”)(3) and (c) (each an “ACG Receivables Lender”) the ACG Receivables Facility (the “ACG Receivables Facility”) will be paid all amounts due and owing to such holder in full in cash from the Exit Funding.

All amounts due and owing under the ACG Prepetition Credit Agreement, ACG 2008 Facility and ACG Receivables Facility may, only if provided for in the ACG Debtor-in-Possession Commitment Letter, be repaid in full with proceeds from the ACG Debtor-in-Possession Financing.

(3) Any additional secured financing obtained by the ACG Parties in compliance with Section 5.03(a)(vi)(C) of the Restructuring Agreement shall receive the same treatment provided under this term sheet to the ACG 2008 Facility.

Subject to the approval of the lenders under the ACG Debtor-in-Possession Financing, as “adequate protection” during the Chapter 11 Cases, the ACG Prepetition Secured Lenders and the ACG Receivables Lenders (to the extent not repaid in full with proceeds from the ACG Debtor-in-Possession Financing) shall receive on or beginning on, as the case may be, the date of entry of the interim order approving the ACG Debtor-in-Possession Financing (the “ACG Interim DIP Order”), (i) payment in cash on a monthly basis of all interest accruing on such indebtedness at the non-default contract rate, (ii) payment in cash on a current basis of all reasonable fees and expenses of counsel, (iii) superpriority administrative expense claims with respect to the foregoing amounts junior in all respects to the superpriority administrative expense claims of the lenders under the ACG Debtor-in-Possession Financing, and (iv) replacement liens, junior in all respects to the liens of the lenders under the ACG Debtor-in-Possession Financing.

Subject to the approval of the lenders under the ACG Debtor-in-Possession Financing, as “adequate protection” during the ACG Chapter 11 Cases, the Bridge Facility Lenders, (to the extent not repaid in full with proceeds from the ACG Debtor-in-Possession Financing) shall receive on or beginning on, as the case may be, the date of entry of the ACG Interim DIP Order, (i) payment in cash on a current basis of all reasonable fees and expenses of counsel, (ii) superpriority administrative expense claims with respect to the foregoing amounts junior in all respects to the superpriority administrative expense claims of the lenders under the ACG Debtor-in-Possession Financing, and (iii) replacement liens, junior in all respects to the liens of the lenders under the ACG Debtor-in-Possession Financing.

ACG Priority Tax Claims	Allowed claims against the ACG Companies under Bankruptcy Code section 507(a)(8) (“ACG Priority Tax Claims”) will be treated in accordance with Bankruptcy Code section 1129(a)(9)(C).

ACG Other Priority Claims

On the Effective Date, each holder of an Allowed claim against the ACG Companies under Bankruptcy Code section 507(a) other than an ACG Administrative Expense Claim or an ACG Priority Tax Claim will receive payment in full in cash from the Exit Funding or as otherwise agreed by (i) the ACG Companies, with the reasonable consent of the Vertis Companies, each Informal Committee, and the Vertis Second-Lien Noteholder Group and (ii) the holder of such claim.

ACG Second-Lien Notes

On the Effective Date, each holder (each an “ACG Second-Lien Noteholder”) of an Allowed claim (the “ACG Second-Lien Noteholder Claims”) under the ACG Second-Lien Notes will receive from Vertis, in exchange for such claim, its pro rata share of (i) a number of shares of New Common Stock equal to 32.96% of the number of shares of New Common Stock outstanding on the Effective Date and (ii) New Senior Notes having a principal amount equal to $66 million.

The ACG Second-Lien Noteholder Claims shall be Allowed in an amount equal to (i) $280 million, plus (ii) the accrued but unpaid interest under the ACG Second-Lien Notes as of the Filing Date, plus all other Obligations (as defined in the indenture for the ACG Second-Lien Notes), except to the extent that the Claims of the ACG Indenture Trustee are otherwise provided herein to be paid or satisfied.

Subject to the approval of the lenders under the ACG Debtor-in-Possession Financing, as “adequate protection” during the Chapter 11 Cases, the ACG Second Lien Noteholders shall receive on the date of entry of the ACG Interim DIP Order (i) payment in cash on a current basis of all reasonable fees and expenses of advisors including the ACG Committee Advisors (ii) superpriority administrative expense claims with respect to the foregoing amounts junior in all respects to the superpriority administrative expense claims of the lenders under the ACG Debtor-in-Possession Financing; and (iii) replacement liens, junior in all respects to the liens of the lenders under the ACG Debtor-in-Possession Financing.

ACG Secured Non-Interest Bearing Notes	On the Effective Date, the ACG secured non-interest bearing notes due 2008 will be cancelled without consideration.

ACG General Unsecured Claims

Each holder of an Allowed ACG general unsecured claim will receive payment in full in cash of the unpaid portion of such Allowed ACG general unsecured claim (including claims of advisors to the ACG Companies, claims of the ACG Committee Advisors, and claims of the members of the ACG Informal Committee for out-of-pocket expenses (as described and limited to $20,000 above), to the extent that any such claims do not become Allowed ACG Administrative Expense Claims) on the latest of (a) the Effective Date (or as soon thereafter as reasonably practicable), (b) the date on which such payment would be made in the ordinary course of the ACG Companies’ businesses, and (c) as otherwise agreed by (i) the ACG Companies, with the reasonable consent of the Vertis Companies, each Informal Committee, and the Vertis Second-Lien Noteholder Group and (ii) the holder of such claim; provided, however, that subject to the approval of the lenders under the ACG Debtor-in-Possession Financing, the ACG Companies, with the reasonable consent of the ACG Informal Committee, may seek authority to pay certain general unsecured claims (and miscellaneous secured claims) in advance of the Effective Date in the ordinary course of business.

ACG Indenture Trustee Claims

On the Effective Date, ACG shall pay all reasonable fees, costs and expenses incurred by the indenture trustee under the indentures (the “Prepetition ACG Indenture”) for the ACG Second-Lien Notes (the “ACG Indenture Trustee”) in the performance of its duties and as provided under the Prepetition ACG Indenture (including, but not limited to, the reasonable fees, costs and expenses incurred by the ACG Indenture Trustee’s professionals) prior to the Effective Date (to the extent not paid as of such date), provided that such fees, costs and expenses are reimbursable under the terms of the Prepetition ACG Indenture.  ACG shall pay all reasonable fees, costs and expenses incurred by the ACG Indenture Trustee after the Effective Date in connection with the distributions required pursuant to the Plans or the implementation of any provisions of the Plans (including, but not limited to, the reasonable fees, costs and expenses incurred by the ACG Indenture Trustee’s professionals).

ACG Intercompany Claims

On or after the Effective Date, all the ACG Companies’ intercompany claims will be paid, adjusted, continued, or discharged to the extent reasonably determined appropriate by the Vertis Companies, with the reasonable consent of each Informal Committee and the Vertis Second-Lien Noteholder Group.

ACG Section 510(b) Claims	Any claim against the ACG Companies that is described in section 510(b) of the Bankruptcy Code shall not receive a distribution and shall be extinguished.

ACG Equity Interests

On the Effective Date, each holder of an equity interest in the ACG Companies will receive its pro rata share of an amount of cash equal to 0.05% of the reorganized equity value set forth in the disclosure statement.  All existing equity interests of any nature issued by ACG Holdings will be extinguished on the Effective Date.  Equity interests in direct and indirect subsidiaries will remain in place or, if necessary, be replaced with new equivalent equity interests.

OTHER PROVISIONS

Employment Agreements/Management Incentive Plan

Appropriate employment agreements with Vertis management shall be entered into as of the Effective Date, subject to further discussion with certain Vertis management and subject to the reasonable approval of Avenue Investments, LP (“Avenue”), upon consultation with Goldman Sachs (“Goldman”) and Trust Company of the West (“TCW”).  To the extent such agreements are not agreed upon, existing Vertis employment agreements shall be assumed.

All other obligations of Vertis and its subsidiaries and all obligations of ACG and its subsidiaries to officers, directors, and employees thereof that are referred to in the Merger Agreement shall be assumed in the Vertis Plan and ACG Plan, as applicable.

Vertis Holdings shall establish an Equity Incentive Plan (the “New Equity Plan”) providing for the issuance of equity awards to officers and key employees of the Vertis Companies, the ACG Companies, and their respective affiliates after the Effective Date.  Awards under the New Equity Plan shall represent an aggregate of 10% of the New Common Stock on a fully diluted basis (with anti-dilution protection for the issuance of shares of New Common Stock, if any, issued upon exercise of the New Warrants), and shall be subject to the terms and conditions of the New Equity Plan and the applicable grant agreement.

Vertis Holdings intends to establish a Cash Bonus Plan (the “New Bonus Plan”) providing for the issuance of cash bonuses to officers and key employees of Vertis Companies, the ACG Companies, and their respective affiliates, which bonuses will be conditioned on the Effective Date and will be paid upon the Effective Date and subject to the reasonable approval of

Avenue, upon consultation with Goldman and TCW. Awards under the New Bonus Plan shall represent an aggregate of no more than $3 million.

Stock of Vertis Holdings

The New Common Stock will not be publicly traded.

Any person who receives more than 5% of the New Common Stock and/or who is referenced in the Shareholder Agreement Term Sheet (defined herein), will have the registration rights described in Exhibit G.

Reporting/Trading

All Vertis Filing Entities and all ACG Filing Entities, upon emergence, shall not be SEC reporting companies.  Reporting obligations applicable to the New Second-Lien Notes and the New Senior Notes are set forth on Exhibit F hereto and as to the holders of New Common Stock are set forth in the Shareholder Agreement.

Shareholder Agreement

On the Effective Date, Vertis Holdings and certain holders of the New Common Stock (including those parties referenced on Exhibit G) shall enter into a shareholder agreement (the “Shareholder Agreement”) on terms and conditions consistent with the Shareholder Agreement Term Sheet annexed hereto as Exhibit G and otherwise reasonably acceptable to each Informal Committee.

Corporate Governance

The initial board of directors of Vertis Holdings will consist of five directors, one of whom shall be Vertis Holdings’ Chief Executive Officer, two of whom shall be selected by Avenue, one of whom shall be selected by the Vertis Informal Committee (with such selection being made by one or more members of such committee who hold, in the aggregate, more than 50% of the face amount of the Vertis Senior Notes held by the members of such committee) and one of whom shall be selected by the ACG Informal Committee.

Advisory Services Agreements

On the Effective Date, each of the ACG Companies and Vertis Companies will enter into an Advisory Services Agreement (the “Avenue Advisory Services Agreement”) with an affiliate of Avenue Capital Management (the “Avenue Manager”).  During the term of the Avenue Advisory Services Agreement, the ACG Companies and the Vertis Companies shall pay the Avenue Manager an annual advisory fee of $750,000 per year (payable quarterly in advance ) (the “Avenue Annual Fee”).  The Avenue Annual Fee will be accrued during the period in which the New Second Lien Notes are outstanding and all unpaid Avenue Annual Fees shall be outstanding and paid in full when all obligations under the indenture for the New Second Lien Notes, including any premiums, fees or other charges but excluding any contingent obligations for which no claim has been asserted (collectively, the “Second Lien Obligations”) are refinanced or no longer outstanding.  The Avenue Annual Fee will be expressly subordinated to the prior payment in full of the Second Lien Obligations, including any such obligation accruing after the commencement of any subsequent insolvency proceedings (but excluding any contingent obligations for which no claim has been asserted).  In addition, the ACG Companies and the Vertis Companies shall reimburse on a current basis the Avenue Manager for all reasonable out-of-pocket expenses incurred by the Avenue Manager in connection with providing the advisory services (e.g., expenses for travel, meals and lodging).  The Avenue Advisory Services Agreement shall terminate upon the earlier of (w) the tenth anniversary of the Effective Date, (x) the date the Avenue Manager and its affiliates collectively own less than 5% of the then-outstanding New Common Stock and (y) the consummation of a Sale or an IPO.

On the Effective Date, each of the ACG Companies and Vertis Companies will enter into an Advisory Services Agreement (the “Goldman/TCW Advisory Services Agreement”) with an affiliate of Goldman (the “Goldman Manager”) and an affiliate of TCW (the “TCW Manager”).  During the term of the Goldman/TCW Advisory Services Agreement, the ACG Companies and the Vertis Companies shall pay the Goldman Manager and TCW Manager an aggregate annual advisory fee of $250,000 per year (payable quarterly in advance) (the “Goldman/TCW Annual Fee”).  The Goldman/TCW Annual Fee will be accrued during the period in which the New Second Lien Notes are outstanding and all unpaid Goldman/TCW Annual Fees shall be outstanding and paid in full when the Second Lien Obligations are refinanced or no longer outstanding.  The Goldman/TCW Annual Fee will be expressly subordinated to the prior payment in full of the Second Lien Obligations, including any such obligation accruing after the commencement of any subsequent insolvency proceedings (but excluding any contingent obligations for which no claim has been asserted).  In addition, the ACG Companies and the Vertis Companies shall reimburse on a current basis the Goldman Manager and the TCW Manager, as applicable, for all reasonable out-of-pocket expenses incurred by such entity in connection with providing the advisory services (e.g., expenses for travel, meals and lodging).  The Goldman/TCW Advisory Services Agreement shall terminate upon the earlier of (w) the tenth anniversary of the Effective Date, (x) the date the Goldman

Manager, the TCW Manager and their affiliates collectively own less than 5% of the then-outstanding New Common Stock, and (y) the consummation of a Sale or an IPO.

Releases

To the extent permitted by applicable law and approved by the Bankruptcy Court, the Vertis Companies, the ACG Companies and each person who, directly or indirectly, is entitled to receive a distribution under the Plans, including, without limitation, persons entitled to receive a distribution via an attorney, agent, indenture trustee or securities intermediary, shall, effective upon the Effective Date, be deemed to forever release, waive and discharge all claims, demands, causes of action and the like, relating to the Vertis Companies and their affiliates and the ACG Companies and their affiliates, whether direct or derivative, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, subject to a limited carve-out (the “Carve-out”) solely for criminal acts and fraud (excluding, in the case of Shareholders of Vertis Holdings, payments on account of interest on Notes or Vertis Holdings Mezzanine Notes, management fees, or expense reimbursements) against (I) each Consenting Noteholder, (II) each Vertis Indenture Trustee, (III) the ACG Indenture Trustee, (IV) each Informal Committee and its respective members (V) the Vertis Second-Lien Noteholder Group and its members, (VI) any Shareholders of Vertis Holdings, (VII) any Shareholder of ACG Holdings, (VIII) the current (as of the Effective Date) and former (as of the Effective Date) directors, officers, and employees of the Vertis Companies and the ACG Companies, (IX) the Vertis Companies and the ACG Companies, (X) the lenders under the ACG 2008 Facility and the administrative agent under the ACG 2008 Facility, (XI) the professional advisors, sub-advisors, managers, and managing and executive directors of the parties described in clauses (I) through (X) hereof, and (XII) the directors, officers, partners, members, representatives and employees of the parties described in clauses (I) through (VII) hereof; provided, however, that pursuant to the CLI Side Letter, CLI will only be releasing the Vertis Companies, the ACG Companies (with respect to matters relating to any of the Vertis Companies) and any current (as of the Effective Date) or former (as of the Effective Date) director or officer of any of the Vertis Companies, with such release applying solely to acts or omissions taken or omitted in their capacity as an officer or director of any of the Vertis Companies; provided further, however, that to the extent any party does not provide the release provided herein to another person or entity, that non-releasing party shall not receive a release from such other person or entity.

Notwithstanding anything to the contrary herein, the Carve-out shall not include claims, demands, causes of action and the like of the ACG Companies for constructive fraudulent conveyances or preferences, whether brought under the Bankruptcy Code or other applicable law.

Waiver of Avoidance Actions

The Plan shall provide for a waiver (i) by the Vertis Companies of any fraudulent transfer claims against the Shareholders of Vertis Holdings relating to payments on account of interest on Notes or Vertis Holdings Mezzanine Notes, management fees, or expense reimbursements and (ii) by the ACG Companies of all constructive fraudulent conveyance claims and preference claims, in each case whether brought under the Bankruptcy Code or other applicable law.

Exculpation

To the extent permitted by applicable law and approved by the Bankruptcy Court, the Vertis Filing Entities (including as reorganized), the ACG Filing Entities (including as reorganized), each Informal Committee, the Vertis Second-Lien Noteholder Group, the Vertis Indenture Trustees, and the ACG Indenture Trustee, and their respective successors, predecessors, control persons, members, officers, directors, employees and agents (including any attorneys, financial advisors, investment bankers, accountants, and other professionals retained by such persons) shall have no liability to any holder of a claim or equity interest (including, notwithstanding anything herein to the contrary, CLI) for any act or omission in connection with, or arising out of, the negotiation of the Restructuring Agreement, the negotiation and the pursuit of approval of the disclosure statement, the Vertis Plan or the ACG Plan or the solicitation of votes for, or confirmation of, the Vertis Plan or the ACG Plan, the funding of the Vertis Plan or the ACG Plan, the consummation of the Vertis Plan or the ACG Plan, or the administration of the Vertis Plan or the ACG Plan or the property to be distributed under the Vertis Plan or the ACG Plan, except for willful misconduct or gross negligence as determined by a final order of the Bankruptcy Court and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Vertis Plan or the ACG Plan.

Indemnification Claims	Notwithstanding anything to the contrary herein, the indemnification rights of directors, officers and employees of the Vertis Companies or the ACG Companies to indemnification from the Vertis Companies or the ACG Companies, as applicable, shall not be released, waived or discharged and such rights shall be reinstated pursuant to the Vertis Plan and the ACG Plan, as applicable.

Additional Conditions

1.    The Plans will contain other customary conditions to effectiveness in form and substance to be agreed upon, including, without limitation:  (i) closing of the Exit Funding; (ii) the Restructuring Agreement has not been terminated; (iii) no stay of the confirmation order(s); (iv) consummation of the Merger (and with the occurrence of the Effective Date being a condition to the effectiveness of the Merger); and (v) the conditions set forth in Sections 8.2(a) and 8.3(a) of the Merger Agreement have been satisfied (and not waived).

2.    (a) The Vertis Plan and the ACG Plan, shall provide that, as applicable, any and all claims asserted or otherwise existing against Vertis, Inc., ACG Holdings, Inc. and their respective direct and indirect subsidiaries by: (i) Thomas H. Lee Equity Fund IV, L.P., Thomas H. Lee Foreign Fund IV, L.P., Thomas H. Lee Foreign Fund IV-B, L.P. and Thomas H. Lee Investors, L.P. (collectively, “THL Fund Parties”), the shareholders of Vertis Holdings who have invested in the securities of Vertis with the THL Fund Parties and have signed or hereafter sign the Vertis Side Letter, Thomas H. Lee Capital, LLC, and THL Equity Advisors IV, LLC ; (ii) Evercore Capital Partners, L.P., Evercore Capital Partners (NQ) L.P., Evercore Capital Offshore Partners, L.P. and Evercore Advisors Inc., (iii) Metalmark Subadvisor LLC, and (iv) the controlled affiliates of the entities in (i)-(iii) (other than the “portfolio companies” controlled or managed by them and the Vertis Companies and ACG Companies, as applicable) ((i)-(iv) collectively, the “Shareholders”), for management fees or otherwise shall be waived, extinguished and/or disallowed in their entirety, (b) any order confirming the ACG Plan or the Vertis Plan shall provide that such claims shall, as of the Effective Date, be extinguished and disallowed in their entirety and such Shareholders shall not be entitled to any distributions under the Plans on account thereof, provided, however, the Shareholders may assert Vertis Second-Lien Noteholder Claims, Vertis Senior Subordinated Noteholder Claims, Vertis Subordinated Noteholder Claims and ACG Second-Lien Noteholder Claims, if any, which noteholder claims shall be treated in accordance with this Term Sheet and the Shareholders may assert any claims it has against Vertis Holdings, including for management fees and the Vertis Holdings Mezzanine Notes Claims, and (c) subject to the immediately preceding proviso, any management agreement or other agreement with any Shareholder (other than the Vertis Side Letter and the ACG Side Letter, which shall each be assumed under the Plan on the Effective Date unless terminated prior to the Effective Date) shall be either rejected or terminated pursuant to its terms as of the Effective Date, with any rejection damage claim resulting therefrom being treated in accordance with clauses (a) and (b) of this paragraph, except for a rejection damage claim resulting from an agreement with Vertis Holdings, which claim shall be treated in accordance with the treatment set forth for the Vertis Holdings Unsecured Claims Class; it is understood, however, that notwithstanding anything herein to the contrary, the THL/Evercore Parties (as defined in the Vertis Side Letter) will not be releasing any claims to which the Carve-out applies and such claims shall be treated as provided in the Term Sheet.

3.    The Proposed Merger and the other transactions, obligations and agreements provided for in the Merger Agreement, which shall be an exhibit to the Vertis Plan and the ACG Plan, shall be a part of and implemented through such plans.

EXHIBIT A

Post-Effective Date Organizational Structure

EXHIBIT B

Terms of the New Credit Facilities

As indicated above, the Restructuring contemplated herein provides for Vertis to borrow funds under the New Credit Facilities. Set forth below is a summary of certain salient terms of the New Credit Facilities, which shall be comprised of:  (i) a “New Revolving Loan Facility” and (ii) “New Term Loan Facilities.”

Item	Proposed Term

Facility	New Revolving Loan Facility

Borrower	Vertis

Guarantors	All domestic subsidiaries of Vertis (the “Subsidiary Guarantors”) and Vertis Holdings.

Amount	Up to $250m

Item	Proposed Term

Facility	New Term Loan Facilities

Borrower	Vertis.

Amount	$200m – 400m in the aggregate

EXHIBIT C

Terms of New Second-Lien Notes

As indicated above, the Restructuring contemplated herein provides for the issuance by Vertis of the New Second-Lien Notes. Set forth below is a summary of certain salient terms of the New Second-Lien Notes:

Item	Proposed Term

Issuer	Vertis

Guarantors	The Subsidiary Guarantors.

Maturity Date	Four years from the Effective Date

Interest Rate	13% (cash)/3% (PIK).(4)

Call Protection	Year 1 (prior to first anniversary of closing) -105; Year 2 – 102; Year 3 -101; and thereafter – 100.

Cash Interest to Senior Noteholders	No cash interest payable to holders of the New Senior Notes until New Second-Lien Notes are repaid in full.

Additional Terms	See attached Indenture Annex.

(4)  Notwithstanding Section 9 of the Restructuring Agreement, it is understood that this rate can be increased with the consent of the Vertis Companies, the ACG Companies, each Informal Committee, the Vertis Second-Lien Noteholder Group, and/or such parties’ respective advisors.

Additional Indenture Terms for New Second-Lien Notes

Except as otherwise set forth herein, terms of the indenture for the New Second-Lien Notes shall be consistent with those in the indenture for the Vertis Second-Lien Notes.

Provision	Existing Second-Lien Notes	New Second-Lien Notes
Restricted Payments
RP basket build	50% of CNI + 100% of net cash proceeds of equity issuances	Same +100% FMV certain non-cash proceeds of equity issuances
Basket start date for RPs	Issue date (2002)	Start of fiscal quarter after Effective Date
RP for corporate overhead at Holdings	$5 million	$5 million
RP for stock buybacks from employees	$10 million	$15 million
RP basket for buyback of fractional shares	$500,000	$500,000
General RP basket	$13 million	$20 million
RP basket for refinancing of subordinated debt (with senior debt)	$50 million basket for repayment of subordinated credit facility	Not applicable
Debt Covenant
Incurrence ratio: Coverage test	Fixed charge coverage ratio of 2.25 to 1.00, stepping up to 2.50 to 1.00 on January 1, 2005	Fixed charge coverage ratio of 2.00 to 1.00
Credit facility basket	$670 million, including a/r facility in an amount not to exceed $150 million	$650 million aggregate, including off-balance-sheet a/r facility in an amount not to exceed $175 million
Acquired debt basket	$40 million (shared with capital leases)	$60 million (stand-alone)
Capital lease basket	$40 million (shared)	$60 million (stand-alone)
General debt basket	$35 million	$50 million
Permitted Investments
Loans to employees	$10 million	$15 million
General investment basket	$20 million	$30 million
Asset Sales
De minimis asset sale	$2.5 million	$5 million
Asset sale offer trigger	$20 million	$30 million
Affiliate Transactions
Thresholds	$5 million for disinterested board member approval; $20 million for fairness opinion	$5 million for disinterested board member approval; $20 million for fairness opinion
Carve out for loans to employees	$10 million	$15 million
Liens
Permitted Liens: Capital leases and PMSI carveouts	Liens must be junior to second liens	$60 million basket for non-junior liens; otherwise must be junior

Provision	Existing Second-Lien Notes	New Second-Lien Notes
Senior Secured Leverage Ratio	1.75x	2x
General liens basket	Liens related to general debt basket as long as liens junior	Liens related to general debt basket as long as liens junior
Carve out for management fees	$250,000 per quarter to THL and $62,500 to Evercore	As provided in section of Term Sheet entitled “Advisory Services Agreement”
Events of Default
Cross default/judgment defaults thresholds	$20 million	$30 million
Change of Control
Third Party Trigger for Change of Control	Any person or group acquires in excess of 50% of voting power	Any person or group acquires in excess of 50% of voting power; exceptions for Permitted Holders, which includes Avenue and/or its affiliates/control parties
Reporting Covenant	Deliver to Trustee and Holders all information required by Forms 10-K, 10-Q and 8-K.	As set forth on Exhibit F
Consolidated Fixed Charges	Definition of Consolidated Interest Expense includes cash and non-cash interest	Non-cash interest to be excluded from Consolidated Interest Expense for purposes of this definition

EXHIBIT D

Terms of New Senior Notes

As indicated above, the Restructuring contemplated herein provides for the issuance by Vertis of the New Senior Notes.  Set forth below is a summary of certain salient terms of the New Senior Notes:

Issuer:	Vertis, Inc. (the “Company”)

Securities:	Senior Notes

Issue Date:	The Effective Date

Principal Amount at Issuance:	$200,000,000

Interest:	13.5% per annum PIK

Maturity:	Five and a half years from Effective Date

Interest Payment Dates:	Semi-annual

Use of Proceeds:	No cash proceeds.

Collateral:	None

Guarantors:

All existing and future subsidiaries that guarantee the New Credit Facilities or the New Second-Lien Notes. Also, all existing and future holding companies that guarantee the New Second-Lien Notes (or any other funded debt of the Company junior to such New Second Lien Notes), if any.

Mandatory Offers to Purchase and Mandatory Redemption:

If a specified change of control event occurs, subject to certain conditions, the Company must make an offer to repurchase the New Senior Notes at a purchase price of 101% of the principal amount of the New Senior Notes, plus accrued and unpaid interest. “Change of Control” will include exceptions for certain permitted holders (Avenue and/or its affiliates/control parties).

Certain asset dispositions will be triggering events that may require the Company to use the net proceeds from those asset dispositions to make an offer to repurchase Notes at 100% of their principal amount, together with accrued and unpaid interest, if such proceeds are not otherwise used within 360 days to repay certain specified types of indebtedness or reinvest in “Productive Assets.”

Optional Redemption:

The Company may redeem the Notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest to the applicable redemption date, if redeemed during the twelve-month period beginning on the Effective Date and each anniversary thereof at the redemption prices indicated below:

Year	Percentage
2008	105.00%
2009	102.00%
2010	101.00%
2011 and thereafter	100.00%

Ranking:

The New Senior Notes and related guarantees will be unsecured senior obligations of the Company and the Guarantors. The New Senior Notes and related guarantees will (1) rank pari passu in right of payment with all secured senior obligations of the Company and the

Guarantors, including, without limitation, the New Credit Facilities and the New Second-Lien Notes and all guarantees thereof, but in each case effectively subordinated to such obligations to the extent of the collateral securing such obligations, (2) rank pari passu in right of payment with any unsecured senior obligations of the Company and the Guarantors, (3) rank senior in right of payment to any future subordinated indebtedness of the Company and the Guarantors, and (4) be structurally subordinated to all obligations of subsidiaries of the Company that are not Guarantors.

Covenants:

Financial Maintenance Covenants:	None

Negative Covenants:

The indenture governing the New Senior Notes will be based on the indenture governing the Vertis Senior Notes, and will contain negative covenants having a similar scope and structure. The negative covenants will include, without limitation, restrictions on indebtedness, liens, restricted payments, upstream payment restrictions, asset sales, and affiliate transactions. The negative covenants and the exceptions thereto will be modified from the Vertis Senior Notes to reflect the Restructuring transactions and the circumstances of the Company post-Restructuring, including, without limitation, the modifications indicated on the attached indenture annex, and others consistent with other post-Restructuring debt of the Company. At the Effective Date, all subsidiaries of the Company shall be Restricted Subsidiaries.

Events of Default:

Based on the indenture governing the Vertis Senior Notes, with modifications to reflect the Restructuring transactions and the circumstances of the Company post-Restructuring, including, without limitation, the modifications indicated on the attached indenture annex.

Voting:

The indenture governing the New Senior Notes shall expressly provide that New Senior Notes owned by holders that directly or indirectly control, or are controlled by or under direct or indirect common control with, the Company will not be disregarded for purposes of voting with respect to amendments, waivers, directions and consents.

Additional Indenture Terms for New Senior Notes

Except as otherwise set forth herein, terms of the indenture for the New Senior Notes shall be consistent with those in the indenture for the Vertis Senior Notes.

Provision	Existing Senior Notes	New Senior Notes
Restricted Payments
RP basket build	50% of CNI + 100% of net cash proceeds of equity issuances	Same +100% FMV certain non-cash proceeds of equity issuances
Basket start date for RPs	Issue date (2002)	Start of fiscal quarter after Effective Date
RP for corporate overhead at Holdings	$5 million	$5 million
RP for stock buybacks from employees	$10 million	$15 million
RP basket for buyback of fractional shares	$500,000	$500,000
General RP basket	$13 million	$20 million
RP basket for refinancing of subordinated debt (with senior debt)	$50 million basket for repayment of subordinated credit facility	Not applicable
Debt Covenant
Incurrence ratio: Coverage test	Fixed charge coverage ratio of 2.25 to 1.00, stepping up to 2.50 to 1.00 on January 1, 2005	Fixed charge coverage ratio of 2.00 to 1.00
Credit facility basket	$670 million, including a/r facility in an amount not to exceed $150 million	$650 million aggregate, including off-balance-sheet a/r facility in an amount not to exceed $175 million
Acquired debt basket	$40 million (shared with capital leases)	$60 million (stand-alone)
Capital lease basket	$40 million (shared)	$60 million (stand-alone)
General debt basket	$35 million	$50 million
Permitted Investments
Loans to employees	$10 million	$15 million
General investment basket	$20 million	$30 million
Asset Sales
De minimis asset sale	$2.5 million	$5 million
Asset sale offer trigger	$20 million	$30 million
Affiliate Transactions
Thresholds	$5 million for disinterested board member approval; $20 million for fairness opinion	$5 million for disinterested board member approval; $20 million for fairness opinion
Carve out for loans to employees	$10 million	$15 million
Permitted Liens	Liens related to general debt basket permitted	general liens basket of $50 million
Carve out for management fees	$250,000 per quarter to THL and	As provided in section of Term

Provision	Existing Senior Notes	New Senior Notes
	$62,500 to Evercore	Sheet entitled “Advisory Services Agreement”
Events of Default
Cross default/judgment defaults thresholds	$20 million	$30 million
Change of Control
Third Party Trigger for Change of Control	Any person or group acquires in excess of 50% of voting power	Any person or group acquires in excess of 50% of voting power; exceptions for Permitted Holders, which includes Avenue and/or its affiliates/control parties
Reporting Covenant	Deliver to Trustee and Holders all information required by Forms 10-K, 10-Q and 8-K.	As set forth on Exhibit F
Consolidated Fixed Charges	Definition of Consolidated Interest Expense includes cash and non-cash interest	Non-cash interest to be excluded from Consolidated Interest Expense for purposes of this definition

EXHIBIT E

Schedule of Estimated Sources and Uses

(as of September 30, 2008 assuming September 1, 2008 closing)(5)

Sources	Amount
$250mm ABL Revolver	$125
New 1st Lien Term Loans	350
Rollover Vertis Term Loan	50
Exchanged 2nd Lien Notes	350
New Unsecured Sr. Notes	200

Total sources	$1,075

Uses	Amount
Refinance Vertis DIP Revolver & Term Loan	$312
Refinance Vertis Term Loan	50
Exchange 9 3/4 2nd Lien Notes	350
Refinance ACG Revolver/Cap leases (excl. Fees)	60
Refinance ACG Term Loan	40
Refinance ACG Bridge Facility	8
New Sr. Notes to 10 7/8 Notes Holders	107
New Sr. Notes to 13 1/2 Note Holders	27
New Sr. Notes to ACG 2nd Lien Note Holders	66
Accrued Interest to 9 3/4 2nd Lien Notes	3
ACG Fees Payable at Closing	5
Vertis Professional and Financing Fees	32
Merger/Change-of Control Fees & Other Contingencies	15

Total uses	$1,075

(5)  Sources and uses may vary due to closing date and size of ultimate term loan.

EXHIBIT F

Reporting Obligations

Post on a confidential website (access to which shall require signature on a non-negotiable customary confidentiality agreement established on such website as a condition to access thereof (the “CA”)) the following information, and not file it with the SEC, unless subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act:

-within 100 days of the end of the fiscal year, audited year end financial statements of the issuer and its subsidiaries and an MD&A

-within 50 days of the end of each of the first three fiscal quarters, unaudited quarterly financial statements of the issuer and its subsidiaries and an MD&A

-within 5 business days of the occurrence of the following events:

•                 change in the executive officers or directors of the issuer;

•                 any incurrence of any material long-term debt;

•                 acceleration of any indebtedness of the issuer or any of its restricted subsidiaries;

•                 any issuance by the issuer of its equity interests (excluding pursuant to any equity incentive plan in the ordinary course of business) generating net cash proceeds greater than $10 million;

•                 entry into an agreement by the issuer or any of its subsidiaries relating to a transaction that has or may result in a change of control;

•                 any resignation or termination of the issuer’s independent accountants or any new engagement of independent accountants;

•                 any determination by the issuer or the receipt of advice or notice by the issuer from its independent accountants relating to non-reliance on previously issued financial statements, a related audit opinion or a completed interim review; and

•                 the completion by the issuer and any of its restricted subsidiaries of the acquisition or disposition of a significant amount of assets,

in each case, solely to the extent such information would be required to be filed on a Form 8-K by an SEC registrant; provided there shall be no obligation to provide financial statement or  pro forma financial statements with respect to a business acquired or disposed of.

The Company will provide any prospective purchaser of New Second Lien Notes or New Senior Notes identified by an existing noteholder with access to the website if such prospective purchaser agrees to be bound by the CA.

Upon written request of any holder of New Second Lien Notes or New Senior Notes (which request may be by electronic mail), the Company shall, subject to execution of a CA, provide a copy of the Budget (as defined below) to such noteholder; provided, however, that the Company will not be obligated to comply with any such request if it reasonably determines, in good faith, that such noteholder is a competitor of the Company; provided further, however, the Company shall not have an obligation to update any Budget previously provided to a noteholder.  The Budget shall be a summary budget prepared once a year, consisting of annual sales, adjusted EBITDA, and free cash flow.  For avoidance of doubt, the Budget shall not be required to be posted on any website maintained by the Company.

EXHIBIT G

Shareholders Agreement Term Sheet(6)

Parties:

Vertis Holdings, Inc. (following the Restructuring) (the “Company”), Avenue Capital Management II, LP (together with its affiliates, the “Avenue Shareholder”), [Goldman Shareholders] (together with their affiliates, the “Goldman Shareholder”), [TCW Shareholders] (together with their affiliates, the “TCW Shareholder” and, together with the Goldman Shareholder, the “ACGN Shareholders”) and Holders of 5% of more of the post-restructuring common stock of the Company. The Avenue Shareholder, the Goldman Shareholder, the TCW Shareholder and any other shareholders that become parties to the Shareholders Agreement after the Effective Date, are referred to herein as a “Stockholder” and together, the “Stockholders”.

Additional Parties:

The Company may require that any person that is offered shares of New Common Stock (“Common Stock”), options to purchase Common Stock or other equity interests that are convertible into or exchangeable for Common Stock become, as a condition to the acquisition of such shares, options or other equity interests, a party to the Shareholders Agreement and become bound by all of the restrictions therein. All Stockholders (other than the Avenue Shareholder) shall be referred to herein as the “Other Stockholders.”

Stock Covered by Agreement

All Common Stock of the Company owned or acquired from and after the Effective Date by (i) the Stockholders, (ii) any member of management who acquires stock through the exercise of options acquired on or after the Effective Date (the “Management Stockholders”) and (iii) any other shareholder of the Company that becomes a party to the Shareholders Agreement following the Effective Date. All transferees acquiring Common Stock from a Stockholder shall execute a joinder to the Shareholders Agreement as a condition to the effectiveness of such acquisition.

(6)  Some of the provisions herein may be incorporated into the Company’s certificate of incorporation.

Board of Directors:

The Board of Directors (the “Board”) of the Company will oversee the management and affairs of the Company. The Board will consist of five directors and, commencing at the first meeting of the shareholders to elect the Board, shall be designated as follows: (i) subject to the following paragraph, three directors will be designated by the Avenue Shareholder (for so long as the Avenue Shareholder owns at least 20.0% of the then outstanding Common Stock); (ii) one director will be designated by the ACGN Shareholders (for so long as the ACGN Shareholders own, in the aggregate, at least 5.0% of the then outstanding Common Stock); and (iii) one director will be the Chief Executive Officer of the Company.

If the Avenue Shareholder holds less than 20% of the then outstanding Common Stock but 5% or more of the then outstanding Common Stock then the Avenue Shareholder shall be entitled to designate 1 director. The foregoing designation reductions are hereinafter referred to as the “Reduction Events.” Any undesignated director based on the Reduction Events shall be elected by the shareholders of the Company.

The Avenue Shareholder and the ACGN Shareholders shall have the exclusive right to remove and appoint their respective directors described above, if applicable, as well as the exclusive right to fill vacancies created by reason of death, removal or resignation of their respective directors described above, if applicable.

Prior to a Reduction Event, the Avenue Shareholder shall have the right to designate two directors to serve on each committee of the Board. After a Reduction Event, the Avenue Shareholder shall have the right to designate one director to serve on each committee of the Board for so long as the Avenue Shareholder has the right to designate a director as described above.

The ACGN Shareholders shall have the right to designate one director to serve on each committee of the Board for so long as the ACGN Shareholders have the right to designate a director as described above.

The ACGN Shareholders shall have the right to designate one observer to the Board for so long the ACGN Shareholders own at least 1.0% of the then outstanding Common Stock.

A majority of the then existing directors will constitute a quorum. The Board will act by a vote of a majority of the quorum.

All Stockholders agree to vote all shares of Common Stock at any meeting of stockholders called for the purpose of filling positions on the Board, or in any written consent executed in lieu of such meeting, and shall take all actions reasonably necessary to ensure that the Board is composed of the directors designated in accordance with the foregoing. For so long as the Avenue Shareholder has the right to designate a director as described above, the consent of the Avenue Shareholder shall be required to increase or decrease the size of the Board. For so long as the ACGN Shareholders have the right to designate a director as described above, the consent of the ACGN Shareholders shall be required to increase or decrease the size of the Board.

Transfer Restrictions:

The Avenue Shareholder may transfer shares of Common Stock to a third party or any of its affiliates at any time.

Until the date that is 18 months after the Effective Date, the Other Stockholders shall not have any right to transfer their equity interests in the Company, other than (i) in connection with transfers approved by the Avenue Shareholder, (ii) pursuant to the exercise of the Drag-Along Right or Tag-Along Right described below, (iii) a sale to another holder of Common Stock (but subject to the Right of First Offer described below) or (iv) transfers by any Other Stockholder to an affiliate of such Other Stockholder who agrees in writing to be bound by the terms and conditions of the Shareholders Agreement.

Right of First Offer:

Until the date that is 18 months after the Effective Date (except with respect to transfers to affiliates of an Other Stockholder), prior to any disposition of Common Stock permitted by the Transfer Restrictions described above, such Other Stockholder shall first offer the Avenue Shareholder a right of first offer with respect to the shares of Common Stock proposed to be sold prior to selling or otherwise disposing of any of their shares of Common Stock.

From and after the date that is 18 months after the Effective Date, except with respect to transfers to affiliates of an Other Stockholder, no Other Stockholder shall sell or otherwise dispose of any of their shares of Common Stock without first offering the Avenue Shareholder, the Goldman Shareholder and the TCW Shareholder (for so long as such persons individually own more than 2.5% of the outstanding Common Stock) a pro rata right of first offer with respect to the shares of Common Stock proposed to be sold.

Tag-Along:

In the event that at any time the Avenue Shareholder proposes to transfer shares of Common Stock to any Person that is not an affiliate of Avenue, then the Other Stockholders shall have the right to sell a percentage of such party’s equity interests in the Company equal to the percentage of the Avenue Shareholder’s shares of Common Stock proposed to be sold to such third party on the same terms and conditions (including the same type and pro rata amount of consideration paid per security) as the sale by the Avenue Shareholder (the “Tag-Along Right”). The Tag-Along Right shall not apply to any sale of capital stock pursuant to a public offering of the Company’s capital stock that is registered under the Securities Act of 1933, as amended (a “Public Offering”).

Preemptive Rights:

If the Company issues shares of any equity or equity-linked securities, the Stockholders (excluding Management Stockholders who are not “accredited investors”) will have the right to purchase a pro rata portion of such offering based upon their equity ownership (excluding any compensation based equity acquired by the Management Stockholders on or after the Effective Date), subject to standard exceptions (including, but not limited to, issuances to fund acquisitions).

Drag-Along:

If the Avenue Shareholder proposes to sell, whether through a stock sale or a merger, more than 25% of its shares of Common Stock to a Bona Fide Third Party (or to any person, including any affiliate of the Avenue Shareholder, if such transaction is approved by stockholders of the Company owning a majority of the then outstanding Common Stock and an investment bank acceptable to the Avenue Shareholder and the Goldman Shareholder (such acceptable investment bank, an “Acceptable Investment Bank”) issues a written fairness opinion with respect to such transaction), the Avenue Shareholder shall have the right, at its option, to require the Other Stockholders to join in such sale by selling the same percentage of their equity interests in the Company as the percentage of the Avenue Shareholder’s shares proposed to be sold by the Avenue Shareholder to such third party on the same terms and conditions (including the same type and pro rata amount of consideration paid per security) and the Avenue Shareholder and such Other Stockholders shall vote in favor of such transaction. As used herein “Bona Fide Third Party” means any person in which the Avenue Shareholder holds no more than 5% of the equity of such person or no more than 10% of the debt of any tranche of such person.

If the exercise of the Drag-Along results in any person other than the Avenue Shareholder owning more than 50% of the outstanding Common Stock, the approval of the stockholders of the Company owning a majority of the then outstanding Common Stock shall be required.

Notwithstanding anything to the contrary contained herein, a Drag-Along event with an affiliate of the Avenue Shareholder shall not be subject to the requirements of Limitation on Affiliate Transactions.

Limitation on Affiliate Transactions:

So long as the Avenue Shareholder has the right to designate a majority of the Board, any transaction between any affiliate of the Avenue Shareholder and the Company or its subsidiaries may not be consummated unless either (i) (x) an Acceptable Investment Bank issues a written fairness opinion with respect to such transaction and (y) the approval of the stockholders of the Company owning 60% or more of the then outstanding Common Stock is obtained or (ii) such transaction is approved by a majority of the disinterested members of the Board (and, with respect to clause (ii) only, for so long as the Board is comprised of 5 members, of which 3 members are appointed by the Avenue Shareholder, one is appointed by the ACGN Shareholder and one member who is the chief executive officer of the Company, then such transaction is approved by the member appointed by the ACGN Shareholders and the member who is the chief executive officer of the Company). Any director appointed by the Avenue Shareholder shall be deemed to be “interested” solely for the purposes of voting on any matter described in the foregoing clause (ii). For the avoidance of doubt, any affiliate transaction not approved by a majority of the disinterested directors as contemplated by the foregoing clause (ii) shall nonetheless be effected if it otherwise satisfies the requirements of the foregoing clause (i).

As used in Drag-Along and this Limitation on Affiliate Transactions, the term “affiliate of the Avenue Shareholder” shall mean any person in which the Avenue Shareholder holds more than 5% of the equity of such person or holds more than 15% of the debt of any tranche of such person.

The transactions contemplated by the Restructuring Agreement and Term Sheet and approved by the Plans shall not be subject to the foregoing restrictions.

Termination:

The Shareholders Agreement will continue until the earlier of (i) the mutual written agreement of the Stockholders, (ii) the consummation of an initial Public Offering and (iii) the sale of all or substantially all of the assets or equity interests in the Company to a Bona Fide Third Party; provided, in the case of clause (ii), all of the provisions of the Shareholders Agreement shall terminate except for those relating to registration rights. In addition, any party to the agreement shall cease to be a party to the agreement from and after the time such party ceases to own shares of Common Stock or other securities convertible into, or exchangeable for, shares of Common Stock.

Confidentiality and Access to Information:

Each Stockholder will keep confidential and not disclose, except with prior written consent, the confidential information of the Company, each Stockholder and their respective affiliates, subject to customary exceptions.

The Company will provide each Stockholder and any prospective purchaser of the debt or equity of the Company identified by a Stockholder, in each case, who agrees to be bound to a customary confidentiality agreement, with access to a website containing the most recently available information required to be provided by Exhibit F of the Restructuring Agreement and will provide a copy of the Budget (as that term is defined in Exhibit F of the Restructuring Agreement) upon the terms and conditions specified in Exhibit F of the Restructuring Agreement.

Governing Law:	Delaware

Amendments:

The consent of the Avenue Shareholder (for so long as it owns 50% of the Common Stock held by it on the Effective Date), the Goldman Shareholder (for so long as it owns 50% of the Common Stock held by it on the Effective Date), the TCW Shareholder (for so long as it owns 50% of the Common Stock held by it on the Effective Date) and a majority of the Common Stock subject to the Shareholders Agreement shall be required to amend the Shareholders Agreement.

Registration Rights

Demand Rights

Following the consummation of an initial Public Offering, (i) for so long as the Avenue Shareholder owns at least 20.0% of the then outstanding Common Stock, on a fully diluted basis, the Avenue Shareholder will have unlimited demand rights; (ii) for so long as the Avenue Shareholder owns at least 2.5% of the then outstanding Common Stock, on a fully diluted basis, the Avenue Shareholder will have two demand rights per 12-month period; provided, that the offering size relating to such demand right must be at least $3.0 million; (iii) for so long as the Goldman Shareholder owns at least 2.5% of the then outstanding Common Stock, on a fully diluted basis, the Goldman Shareholder will have one demand right per 12-month period; provided, that the offering size relating to such demand right must be at least $3.0 million; and (iv) for so long as the TCW Shareholder owns at least 2.5% of the then outstanding Common Stock, on a fully diluted basis, the TCW Shareholder will have one demand right per 12-month period; provided, that the offering size relating to such demand right must be at least $3.0 million.

Piggyback Rights

If the Company files a registration statement for an initial Public Offering, the Stockholders will have pro rata rights to sell their shares in the initial Public Offering, subject only to the right of the Company to sell shares first and subject to a pro rata cutback for all Stockholders and the additional cutback for the Management Stockholders described above. The Management Stockholders may be subject to an additional cutback of his or her shares if the Board, in consultation with the underwriter, determines in good faith that the participation of such Management Stockholders would adversely affect the marketability or offering price of the other securities to be sold.

If the Avenue Shareholder exercises its demand rights, the Goldman Shareholder, TCW Shareholder and Management Stockholders will have piggyback rights, subject to a pro rata cutback and the additional cutback for the Management Stockholders described above.

If the Goldman Shareholder exercises its demand rights, the Avenue Shareholder, TCW Shareholder and the Management Stockholders will have piggyback rights, subject to a pro rata cutback and the additional cutback for the Management Stockholders described above.

If the TCW Shareholder exercises its demand rights, the

Avenue Shareholder, Goldman Shareholder and the Management Stockholders will have piggyback rights, subject to a pro rata cutback and the additional cutback for the Management Stockholders described above.

Following the initial Public Offering, if the Company proposes to effect a registration of shares of Common Stock (other than a demand registration described above) for its own account, the Stockholders will have piggyback rights, subject to the Company’s right to sell shares first and subject to a pro rata cutback for all Stockholders and the additional cutback for the Management Stockholders described above.

Lockup	Each of the Stockholders will agree to a lockup following the initial Public Offering of up to 180 days, depending on the managing underwriter’s requirements.

EXHIBIT B

PROVISION FOR TRANSFER AGREEMENT

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring and Lock-Up Agreement, dated [   ], 2008 (the “Agreement”), by and among American Color Graphics, Inc., ACG Holdings, Inc., Vertis, Inc., Vertis Holdings, Inc. and [Transferor Consenting Noteholder Name], and certain other noteholders, and agrees to be bound by the terms and conditions thereof to the extent Transferor was thereby bound, and shall be deemed a “Consenting Noteholder”) under the terms of the Agreement.

Date Executed: , 2008
Print name of Transferee

Name:
Title:

Address:

Attention:
Telephone:
Facsimile:

Aggregate principal amount of Notes beneficially owned or managed on behalf of accounts that hold or beneficially own such Notes:

ACG Second Lien Notes:
$

Vertis Second Lien Notes:
$

Vertis Senior Notes:
$

Vertis Subordinated Notes:
$

EXHIBIT C

SECTION 6 OF VERTIS SIDE LETTER

6.                                      Obligations and Rights of Consenting Noteholders.

(a)           Pursuant to Section 3.06 of the Restructuring Agreement, as of the date hereof and, provided that the Effective Date occurs, as of the Effective Date, and regardless of whether the Bankruptcy Court approves the releases set forth in the Plan, each Consenting Noteholder that holds Notes of Vertis (i) agrees to release the Releasees to the extent set forth in Section 3 hereof,(1) including Exhibit A, (ii) covenants not to sue the Releasees for any matter described in Section 3 hereof, including Exhibit A, (iii) agrees to turn over to the THL Shareholder Parties any recoveries it receives in respect of any lawsuit against the THL Shareholder Parties relating to any matter for which a Releasee is receiving a release under Section 3 hereof, including Exhibit A, (iv) agrees to turn over to the Evercore Shareholder Parties any recoveries it receives in respect of any lawsuit against the Evercore Shareholder Parties relating to any matter for which a Releasee is receiving a release under Section 3 hereof, including Exhibit A; and (v) agrees not to instruct the Vertis Indenture Trustees to bring any action against any Releasee for which the Releasee is receiving a release under Section 3 hereof, including Exhibit A.

(b)           As of the date hereof and, provided that the Effective Date occurs, as of the Effective Date, and regardless of whether the Bankruptcy Court approves the releases set forth in the Plan, each THL/Evercore Party agrees to release each Consenting Noteholder that holds Notes of Vertis (and each such Consenting Noteholder’s directors, officers, partners, members, representatives, employees, professional advisors, sub-advisors, managers, and managing and executive directors) to the extent of the releases set forth in the Term Sheet as of the date hereof, including Exhibit A, and covenants not to sue any Consenting Noteholder that holds Notes of Vertis (or any such Consenting Noteholder’s directors, officers, partners, members, representatives, employees, professional advisors, sub-advisors, managers, and managing and executive directors) for any matter described in the releases set forth in the Term Sheet as of the date hereof, including Exhibit A.

(c)           Notwithstanding anything herein to the contrary, the THL/Evercore Parties are not releasing any claims arising under this Letter Agreement or the Plan.

 (1) Section 3 of the Vertis Side Letter provides, in relevant part, that “The Plans shall provide for the releases of the THL/Evercore Parties (the “Releasees”) set forth in the Term Sheet as of the date hereof. . .”

SCHEDULE I

“Material Adverse Effect” means any event, change, effect, occurrence, development, circumstance or change of fact occurring after the date hereof that has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations, financial condition, assets or liabilities of the ACG Parties or the Vertis Parties;  provided, however, that “Material Adverse Effect” shall not include any event or effect on, or change to, such business, results of operations, financial condition, assets or liabilities, to the extent arising out of, resulting from or attributable to (a) conditions or effects that generally affect the industries and markets in which the ACG Parties or the Vertis Parties operate, (b) general economic conditions affecting the United States or Canada, (c) effects resulting from changes generally affecting capital market conditions in the United States or Canada (except in each of clauses (a), (b) and (c) above, if the ACG Parties or the Vertis Parties are disproportionately affected thereby (but taking into account for purposes of determining a Material Adverse Effect only the disproportionate impact), but  including in each of clauses (a), (b) and (c) above, any effects or conditions resulting from an outbreak or escalation of hostilities, acts of terrorism or other similar national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving the United States), (d) effects arising from changes in Laws or GAAP, (e) effects to the extent resulting from or relating to the announcement or pendency of the transactions contemplated by this Agreement and/or the Agreement and Plan of Merger (including, without limitation, any (x) actions by clients or competitors, (y) loss of personnel or clients, or (z) the delay or cancellation of orders for services and products, in each such case to the extent resulting from or relating to the announcement or pendency of the transactions contemplated by this Agreement and/or the Agreement and Plan of Merger), or (f) effects resulting from compliance with the terms and conditions of this Agreement and/or the Agreement and Plan of Merger by the ACG Parties or the Vertis Parties.